Exhibit 4(a)

U.S. $750,000,000 REVOLVING TERM CREDIT FACILITY

CREDIT AGREEMENT
BETWEEN
POTASH CORPORATION OF SASKATCHEWAN INC.
as Borrower
AND
THE BANK OF NOVA SCOTIA,
ROYAL BANK OF CANADA,
BANK OF MONTREAL
and such other persons as become parties hereto
as Lenders
AND
THE BANK OF NOVA SCOTIA
as Agent of the Lenders
MADE AS OF MAY 29, 2008

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1
1.1 Definitions	1
1.2 Headings; Articles and Sections	17
1.3 Number; persons; including; successors	18
1.4 Accounting Principles	18
1.5 References to Agreements and Enactments	18
1.6 Per Annum Calculations	18
1.7 Schedules	18

ARTICLE 2 THE CREDIT FACILITY	19
2.1 The Credit Facility	19
2.2 Types of Availments	19
2.3 Purpose	19
2.4 Availability and Nature of the Credit Facility	19
2.5 Minimum Drawdowns	19
2.6 Libor Loan Availability	19
2.7 Notice Periods for Drawdowns, Conversions and Rollovers	20
2.8 Conversion Option	20
2.9 Libor Loan Rollovers; Selection of Libor Interest Periods	20
2.10 Rollovers and Conversions not Repayments	21
2.11 Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans	21
2.12 Lenders’ and Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans	21
2.13 Irrevocability	21
2.14 Optional Cancellation or Reduction of the Credit Facility	21
2.15 Optional Repayment; Additional Repayment Terms	21
2.16 Mandatory Repayment of Credit Facility	23
2.17 Currency Excess	23
2.18 Permitted Increase in Credit Facility	23
2.19 Hostile Acquisitions	24

ARTICLE 3 CONDITIONS PRECEDENT TO DRAWDOWNS	25
3.1 Conditions for Drawdowns	25
3.2 Additional Conditions for First Drawdown	25
3.3 Waiver	26

ARTICLE 4 EVIDENCE OF DRAWDOWNS	26
4.1 Account of Record	26

ARTICLE 5 PAYMENTS OF INTEREST AND FEES	26
5.1 Interest on Canadian Prime Rate Loans	26
5.2 Interest on U.S. Base Rate Loans	27
5.3 Interest on Libor Loans	27
5.4 Interest Act (Canada)	27
5.5 Nominal Rates; No Deemed Reinvestment	27
5.6 Standby Fees	27
5.7 Agent’s Fees	28
5.8 Interest on Overdue Amounts	28

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5.9 Waiver	28
5.10 Maximum Rate Permitted by Law	28

ARTICLE 6 BANKERS’ ACCEPTANCES	28
6.1 Bankers’ Acceptances	28
6.2 Acceptance Fees	29
6.3 Form and Execution of Bankers’ Acceptances	29
6.4 Power of Attorney; Provision of Bankers’ Acceptances to Lenders	29
6.5 Mechanics of Issuance	31
6.6 Rollover, Conversion or Payment on Maturity	32
6.7 Restriction on Rollovers and Conversions	32
6.8 Rollovers	32
6.9 Conversion into Bankers’ Acceptances	32
6.10 Conversion from Bankers’ Acceptances	33
6.11 BA Equivalent Advances	33
6.12 Termination of Bankers’ Acceptances	33

ARTICLE 7 PLACE AND APPLICATION OF PAYMENTS	33
7.1 Place of Payment of Principal, Interest and Fees; Payments to Agent	33
7.2 Designated Accounts of the Lenders	34
7.3 Funds	34
7.4 Application of Payments	34
7.5 Payments Clear of Taxes	34
7.6 Set Off	35
7.7 Margin Changes; Adjustments for Margin Changes; Notice of Rating Changes	35

ARTICLE 8 REPRESENTATIONS AND WARRANTIES	36
8.1 Representations and Warranties	36
8.2 Deemed Repetition	39
8.3 Effective Time of Repetition	39
8.4 Nature of Representations and Warranties	39

ARTICLE 9 GENERAL COVENANTS	39
9.1 Affirmative Covenants of the Borrower	39
9.2 Negative Covenants of the Borrower	42
9.3 Agent May Perform Covenants	43

ARTICLE 10 EVENTS OF DEFAULT AND ACCELERATION	44
10.1 Events of Default	44
10.2 Acceleration	46
10.3 Conversion on Default	46
10.4 Remedies Cumulative and Waivers	46
10.5 Termination of Lenders’ Obligations	47

ARTICLE 11 CHANGE OF CIRCUMSTANCES	47
11.1 Market Disruption Respecting Libor Loans	47
11.2 Market Disruption Respecting Bankers’ Acceptances	48
11.3 Change in Law	48
11.4 Prepayment of Portion	49
11.5 Illegality	50

ARTICLE 12 COSTS, EXPENSES AND INDEMNIFICATION	50
12.1 Costs and Expenses	50
12.2 General Indemnity	51

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12.3 Judgment Currency	52
12.4 Limits on Liability of Indemnified Parties	52

ARTICLE 13 THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY	53
13.1 Authorization and Action	53
13.2 Procedure for Making Loans	53
13.3 Remittance of Payments	54
13.4 Redistribution of Payment	54
13.5 Duties and Obligations	55
13.6 Prompt Notice to the Lenders	56
13.7 Agent’s and Lenders’ Authorities	56
13.8 Lender Credit Decision	57
13.9 Indemnification of Agent	57
13.10 Successor Agent	57
13.11 Taking and Enforcement of Remedies	58
13.12 Reliance Upon Agent	58
13.13 No Liability of Agent	59
13.14 Article for Benefit of Agent and Lenders	59

ARTICLE 14 GENERAL	59
14.1 Exchange and Confidentiality of Information	59
14.2 Nature of Obligation under this Agreement	60
14.3 Notices	60
14.4 Governing Law	61
14.5 Benefit of the Agreement	61
14.6 Assignment	61
14.7 Participations	62
14.8 Severability	62
14.9 Whole Agreement	62
14.10 Amendments and Waivers	62
14.11 Further Assurances	62
14.12 Attornment	63
14.13 Time of the Essence	63
14.14 Credit Agreement Governs	63
14.15 Counterparts	64

CREDIT AGREEMENT
     THIS AGREEMENT is made as of May 29, 2008
B E T W E E N:
POTASH CORPORATION OF SASKATCHEWAN INC., a corporation subsisting under the laws of Canada, (hereinafter referred to as the “Borrower”),
OF THE FIRST PART,
- and -
THE BANK OF NOVA SCOTIA, ROYAL BANK OF CANADA and BANK OF MONTREAL, together with such other persons as become parties hereto, as lenders (hereinafter sometimes collectively referred to as the “Lenders” and sometimes individually referred to as a “Lender”),
OF THE SECOND PART,
- and -
THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as agent of the Lenders hereunder (hereinafter referred to as the “Agent”),
OF THE THIRD PART.
          WHEREAS the Borrower has requested the Lenders to provide the Credit Facility to the Borrower on the terms and conditions herein set forth;
          AND WHEREAS the Lenders have agreed to provide the Credit Facility to the Borrower on the terms and conditions herein set forth;
          AND WHEREAS the Lenders wish the Agent to act on their behalf with regard to certain matters associated with the Credit Facility;
          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
          In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Additional Compensation” has the meaning set out in Section 11.3(1).
“Advance” means an advance of funds made by the Lenders or by any one or more of them to the Borrower, but does not include any Conversion or Rollover.

“Affected Loan” has the meaning set out in Section 11.4.
“Affiliate” means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.
“Agency Fee Agreement” means the Agency Fee Agreement dated as of even date herewith between the Borrower and the Agent respecting the payment of certain fees and other amounts to the Agent for its own account.
“Agent’s Accounts” means the following accounts maintained by the Agent to which payments and transfers under this Agreement are to be effected:
(a)	for Canadian Dollars:

The Bank of Nova Scotia
Wholesale Banking Operations
720 King Street West, 3rd Floor
Toronto, ON M5V 2T3
SWIFT: NOSCCATT
Cdn. $ Account No.: 52712-23902-64
ATTN: WBO, Loan Administration and Agency Services
REF: Potash Corporation of Saskatchewan Inc.; and

(b)	for United States Dollars:

The Bank of Nova Scotia New York Agency
1 Liberty Plaza, Floors 22-26
New York, N.Y. 10006
FED FUNDS ABA #02600253-2
SWIFT: NOSCUS33
FOR CREDIT: BNS Wholesale Banking Operations, Toronto, Ontario
U.S. $ Account No.: 6027-36
ATTN: WBO, Loan Administration and Agency Services
REF: Potash Corporation of Saskatchewan Inc.,
or such other account or accounts as the Agent may from time to time designate by notice to the Borrower and the Lenders.
“Agreement” means this credit agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.
“Applicable Laws” or “applicable laws” means, in relation to any person, transaction or event:
(a)	all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental Authority; and

(b)	all Governmental Authorizations to which the person is a party or by which it or its property is bound or having application to the transaction or event.

“Applicable Pricing Rate”, as regards any Libor Loan or Bankers’ Acceptance, or the standby fees payable in accordance with Section 5.6, means, when and for so long as the Debt Rating of the Borrower is one of the following or no Debt Rating has been assigned to the Borrower by S&P (as the case may be) and the Utilization Rate is one of the following, the percentage rate per annum set forth opposite such rating or indication in the column applicable to the type of Loan in question and such Utilization Rate or such standby fee:

Margin on Libor Loans and Acceptance Fees for Bankers’ Acceptances
	Utilization Rate		Standby Fee on Credit
S&P Rating	less than or equal to 50.0%	greater than 50.0%	Facility
A- or above	0.35% per annum	0.45% per annum	0.08% per annum
BBB+	0.45% per annum	0.55% per annum	0.10% per annum
BBB	0.55% per annum	0.65% per annum	0.125% per annum
BBB-	0.75% per annum	0.85% per annum	0.15% per annum
BB+ or below or if not rated by S&P	1.00% per annum	1.10% per annum	0.20% per annum
provided that:
(a)	the above ratings refer to the rating classifications of S&P on the date hereof and shall be deemed to refer to the then equivalent rating classifications of such rating agency in the event of any subsequent changes to such classifications;

(b)	the above rates per annum applicable to Libor Loans are expressed on the basis of a year of 360 days and the above rates per annum applicable to other Loans are expressed on the basis of a year of 365 days;

(c)	changes in Applicable Pricing Rate shall be effective in accordance with Section 7.7; and

(d)	the above changes in Applicable Pricing Rate shall apply, as at the effective dates of such changes, to Libor Loans outstanding on such dates, but only for those portions of applicable Interest Periods falling within those times during which the changes in Applicable Pricing Rate are effective, as provided above.
“Assignment Agreement” means an assignment agreement substantially in the form of Schedule B annexed hereto, with such modifications thereto as may be required from time to time by the Agent, acting reasonably.
“BA Discount Rate” means:
(a)	in relation to a Bankers’ Acceptance accepted by a Schedule I Lender, the CDOR Rate;

(b)	in relation to a Bankers’ Acceptance accepted by a Schedule II Lender or Schedule III Lender, the lesser of:
(i)	the Discount Rate then applicable to bankers’ acceptances having identical issue and comparable maturity dates as such Bankers’ Acceptances, accepted by such Schedule II Lender or Schedule III Lender; and

(ii)	the CDOR Rate plus 0.075% per annum,
provided that if both such rates are equal, then the “BA Discount Rate” applicable thereto shall be the rate specified in (i) above; and

(c)	in relation to a BA Equivalent Advance:
(iii)	made by a Schedule I Lender, the CDOR Rate;

(iv)	made by a Schedule II Lender or Schedule III Lender, the rate determined in accordance with subparagraph (b) of this definition; and

(v)	made by any other Lender, the CDOR Rate plus 0.075% per annum.
“BA Equivalent Advance” means, in relation to a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances, an Advance in Canadian Dollars made by a Non-Acceptance Lender as part of such Loan.
“Bankers’ Acceptance” means a draft in Canadian Dollars drawn by the Borrower, accepted by a Lender and issued for value pursuant to this Agreement.
“Banking Day” means, in respect of a Libor Loan, a day on which banks are open for business in Calgary, Alberta, Toronto, Ontario, New York, New York and London, England and, for all other purposes, means a day on which banks are open for business in Calgary, Alberta, Toronto, Ontario and New York, New York, but does not in any event include a Saturday or a Sunday.
“Canadian Dollars” and “Cdn. $” mean the lawful money of Canada.
“Canadian Prime Rate” means, for any day, the greater of:
(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers of varying degrees of creditworthiness in Canada for Canadian Dollar demand loans in Canada; and

(b)	the rate of interest per annum equal to the average annual yield rate for one month Canadian Dollar bankers’ acceptances (expressed for such purpose as a yearly rate per annum in accordance with Section 5.4) which rate is shown on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) at 10:00 a.m. (Toronto time) on such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, plus 0.75% per annum, provided that if both such rates are equal or if such one month bankers’ acceptance rate is unavailable for any reason on any day of determination, then the “Canadian Prime Rate” shall be the rate specified in (a) above.
“Canadian Prime Rate Loan” means an Advance in, or Conversion into, Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Canadian Prime Rate.
“Capital” means, at any particular time, the aggregate of:
(a)	Debt at such time; and

(b)	Equity at such time.

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the government of any country or any political subdivision thereof; (b) deposits or certificates of deposit issued or guaranteed by a bank or trust company; or (c) debt securities or commercial paper issued or guaranteed by a body corporate.
“CDOR Rate” means, on any day on which Bankers’ Acceptances are to be issued pursuant hereto, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the Discount Rate quoted by the Agent (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the Borrower on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day.
“clearing house” has the meaning set out in Section 6.4.
“Code” means the Internal Revenue Code of the United States, as amended from time to time, and any successor statute.
“Commitment” means the commitment by each Lender under the Credit Facility to provide the amount of United States Dollars (or the Equivalent Amount thereof) set forth opposite its name in Schedule A annexed hereto, subject to any increase in accordance with Section 2.18 and to any reduction in accordance with the provisions hereof.
“Companies” means the Borrower and the Subsidiaries.
“Compliance Certificate” means a certificate of the Borrower signed on its behalf by a director, the president, chief executive officer, chief financial officer, vice president-finance or treasurer of the Borrower, substantially in the form annexed hereto as Schedule C, to be given to the Agent and the Lenders by the Borrower pursuant hereto.
“Conflicted Lender” has the meaning set out in Section 2.19.
“Conversion” means a conversion or deemed conversion of a Loan into another type of Loan pursuant to the provisions hereof; provided that, subject to Section 2.8 and to Article 6 with respect to Bankers’ Acceptances, the conversion of a Loan denominated in one currency to a Loan denominated in another currency shall be effected by repayment of the Loan or portion thereof being converted in the currency in which it was denominated and readvance to the Borrower of the Loan into which such conversion was made.
“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert, or this Agreement requires the Conversion of, one type of Loan into another type of Loan and which shall be a Banking Day.
“Conversion Notice” means a notice substantially in the form annexed hereto as Schedule D to be given to the Agent by the Borrower pursuant hereto.
“Credit Facility” means the credit facility in the maximum principal amount of U.S. $750,000,000 or the Equivalent Amount in Canadian Dollars to be made available to the Borrower by the Lenders in accordance with the provisions hereof, subject to any increase in accordance with Section 2.18 and to any reduction in accordance with the provisions hereof.

“Currency Excess” has the meaning set out in Section 2.17.
“Currency Excess Deficiency” has the meaning set out in Section 2.17.
“DBNA” has the meaning set out in Section 6.4.
“Debt” means, at any particular time, the aggregate of (without duplication):
(a)	the aggregate of the amounts which would, in accordance with GAAP, be classified on the consolidated balance sheet of the Borrower at such time as indebtedness for borrowed money of the Borrower and as capital leases of the Borrower (but specifically excluding Subordinated Debt); and

(b)	the aggregate indebtedness for borrowed money of entities other than the Companies to the extent guaranteed by any of the Companies at such time.
“Debt Rating” means the debt rating that has been most recently announced by S&P for the Credit Facility or, if the Credit Facility is not rated, the corporate credit rating or issuer rating by S&P of the Borrower or the successor thereto, as the case may be.
“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.
“Defeased Loan Transaction” means a transaction where loans are made to a given Company (“X”) and X or another Company either:
(a)	pledges to the holder of such loans, cash or Cash Equivalents in an amount not less than 90% of the aggregate principal amount of such loans, as collateral security for the repayment thereof; or

(b)	deposits with the holder of such loans, cash or Cash Equivalents in an amount not less than 90% of the aggregate principal amount of such loans, which deposits are required to be maintained with such holder while such loans remain outstanding.
“Discount Proceeds” means the net cash proceeds to the Borrower from the sale of a Bankers’ Acceptance pursuant hereto or, in the case of BA Equivalent Advances, the amount of a BA Equivalent Advance at the applicable BA Discount Rate, in any case, before deduction or payment of the fees to be paid to the Lenders under Section 6.2.
“Discount Rate” means, with respect to the issuance of a bankers’ acceptance, the discount rate per annum, calculated on the basis of a year of 365 days, (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of one percent) which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.
“Documents” means this Agreement, the Agency Fee Agreement and all certificates, notices, instruments and other documents delivered or to be delivered to the Agent or the Lenders, or both, in relation to the Credit Facility pursuant hereto or thereto and, when used in relation to any person, the term “Documents” shall mean and refer to the Documents executed and delivered by such person.
“Drawdown” means:
(a)	an Advance of a Canadian Prime Rate Loan, U.S. Base Rate Loan or Libor Loan; or

(b)	the issue of Bankers’ Acceptances (or the making of a BA Equivalent Advance in lieu thereof) other than as a result of Conversions or Rollovers.
“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Banking Day.
“Drawdown Notice” means a notice substantially in the form annexed hereto as Schedule E to be given to the Agent by the Borrower pursuant hereto.
“EBITDA” means, for any particular period, Net Income of the Borrower for such period plus, to the extent deducted in the determination of Net Income of the Borrower for such period, the aggregate of (without duplication):
(a)	Interest Expense of the Borrower for such period;

(b)	consolidated income tax expense (both current and deferred) of the Borrower (including, without limitation, those reported on the consolidated income statement of the Borrower as “provincial mining and other taxes”) for such period;

(c)	consolidated depreciation, amortization and other non-cash expenses of the Borrower for such period; and

(d)	unrealized losses in respect of Hedging Instruments of the Borrower and its Subsidiaries for such period, less, to the extent included in Net Income for such period, unrealized gains in respect of Hedging Instruments of the Borrower and its Subsidiaries for such period.
“EDGAR Database” means the Electronic Data Gathering, Analysis, and Retrieval system database of the U.S. Securities and Exchange Commission.
“Environmental Laws” means all applicable federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations, consent decrees and administrative orders having the force of law and relating to public health or the protection of the environment.
“Equity” means, at any particular time, the aggregate of (a) the amount which would, in accordance with GAAP, be classified upon the consolidated balance sheet of the Borrower at such time as shareholder’s equity and (b) the amount of Subordinated Debt at such time.
“Equivalent Amount” means, on any day, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars to Canadian Dollars or of Canadian Dollars to United States Dollars, as the case may be, at the noon rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day in question, or, if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions involving the applicable currency by the Agent at approximately noon (Toronto time) on that day in accordance with its normal practice.
“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and any successor statute.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 4 14(m) and (o) of the Code for purposes of provisions relating to Section 4l2 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (as defined in Section 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization pursuant to Section 4241 of ERISA or that a Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Event of Default” has the meaning set out in Section 10.1.
“Federal Funds Rate” means, for any day, the rate of interest per annum equal to (a) the weighted average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the annual rates of interest on overnight Federal funds transactions with members of the Federal Reserve Board of the United States of America (or any successor thereof) arranged by Federal funds brokers on such day, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York (or any successor thereto) or, (b) if such day is not a Banking Day, such weighted average for the immediately preceding Banking Day for which the same is published or, (c) if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100th of one percent per annum) of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.
“Federal Reserve Board” or “Federal” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.
“Financial Statements” means the audited consolidated financial statements of the Borrower for the fiscal year ended on December 31, 2007.
“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September and December in each year.
“Fiscal Year” means any of the twelve-month periods ending on the last day of December in each year.
“GAAP” means generally accepted accounting principles in effect in Canada from time to time consistently applied.
“Governmental Authority” means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof, any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof and any non-governmental regulating authority to the extent that the rules, regulations and orders of such body have the force of law.
“Governmental Authorization” means an authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like issued or granted by law or by rule or regulation of any Governmental Authority.
“Hazardous Materials” means any pollutant or contaminant or hazardous or toxic chemical, material or substance within the meaning of any applicable federal, state, provincial or local law, regulation, ordinance or requirement

(including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material or concerning the environment or public health, all as in effect on the applicable date.
“Hedging Instrument” means:
(a)	any agreement for the making or taking of delivery of any commodity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the physical purchase or sale of commodities by the Borrower or a Subsidiary entered into in the ordinary course of business unless either (i) such agreement is with a bank, investment bank, securities dealer, insurance company, trust company, pension fund, institutional investor or any other financial institution or any Affiliate of any of the foregoing, or (ii) such agreement is entered into for hedging purposes or otherwise for the purpose of eliminating or reducing the financial risk or exposure of the Borrower or a Subsidiary to fluctuations in the prices of a commodity (and, for certainty, any such agreement referred to in (a)(i) or (a)(ii) of this definition shall constitute a “Hedging Instrument” for all purposes hereof);

(b)	any currency swap agreement, cross currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time; or

(c)	any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt).
“Hostile Acquisition” means an acquisition of securities of a person (the “Target”) pursuant to a take-over bid, as defined in the Securities Act (Ontario), or in any other applicable securities or corporate legislation, where the board of directors, trustees or similar body of the Target whose securities are the subject matter of the take-over bid has neither approved such take-over bid nor recommended to the security holders of the Target that they tender or sell their securities pursuant to such take-over bid.
“Indemnified Parties” means, collectively, the Agent and the Lenders, including a receiver, receiver manager or similar person appointed under applicable law, and their respective shareholders, Affiliates, officers, directors, employees and agents, and “Indemnified Party” means any one of the foregoing.
“Information” has the meaning set out in Section 14.1.
“Interest Expense” of any particular person means, for any particular period, the amount which would, in accordance with GAAP, be classified on the consolidated income statement of such person for such period as gross interest expenses.

“Interest Payment Date” means:
(a)	with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the last Banking Day of each calendar month; and

(b)	with respect to each Libor Loan, the last day of each applicable Interest Period and, if any Interest Period is longer than 3 months, the last Banking Day of each 3 month period during such Interest Period, provided that, in any case, the Maturity Date or, if applicable, any earlier date on which the Credit Facility is fully cancelled or permanently reduced in full, shall be an Interest Payment Date with respect to all Loans then outstanding under the Credit Facility.
“Interest Period” means:
(a)	with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Loan into another type of Loan or for the repayment of such Loan;

(b)	with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of 1, 2, 3 or 6 months’ duration, subject to market availability, (or, subject to the agreement of the Lenders, a longer or shorter period) commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan; and

(c)	with respect to each Libor Loan, the period selected by the Borrower and being of 1, 2, 3 or 6 months’ duration (or, subject to the agreement of the Lenders, a longer or shorter period) commencing on the applicable Drawdown Date, Rollover Date or Conversion Date, as the case may be, provided that in any case: (i) the last day of each Interest Period shall be also the first day of the next Interest Period whether with respect to the same or another Loan; (ii) the last day of each Interest Period shall be a Banking Day and if the last day of an Interest Period selected by the Borrower is not a Banking Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next following the last day of the Interest Period selected unless such next following Banking Day falls in the next calendar month in which event the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next preceding the last day of the Interest Period selected by the Borrower; and (iii) the last day of all Interest Periods for Loans outstanding under the Credit Facility shall expire on or prior to the Maturity Date.
“IRS” means the Internal Revenue Service, a bureau of the United States Department of the Treasury.
“Judgment Conversion Date” has the meaning set out in Section 12.3.
“Judgment Currency” has the meaning set out in Section 12.3.
“Lenders’ Counsel” means the firm of McCarthy Tétrault LLP or such other firm of legal counsel as the Agent may from time to time designate.
“Libor Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Libor Rate, and each Rollover in respect thereof.

“Libor Rate” means, for each Interest Period applicable to a Libor Loan, the rate of interest per annum, expressed on the basis of a year of 360 days (as determined by the Agent):
(a)	applicable to United States Dollars and appearing on the display referred to as “LIBOR01 Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) as of 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period; or

(b)	if such rate does not appear on such Reuters display, or if such display or rate is not available for any reason, the rate per annum at which United States Dollars are offered by the principal lending office in London, England of the Agent (or of its Affiliates if it does not maintain such an office) in the London interbank market at approximately 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period, in each case in an amount similar to such Libor Loan and for a period comparable to such Interest Period.
“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor’s privilege or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.
“Loan” means a Canadian Prime Rate Loan, U.S. Base Rate Loan, Libor Loan, Bankers’ Acceptance or BA Equivalent Advance outstanding hereunder.
“Long Term Debt” means, at any particular time, that portion of Debt at such time which would not, in accordance with GAAP, be considered to be current liabilities at such time.
“Majority of the Lenders” means:
(a)	where there are one or two Lenders, all of the Lenders; and

(b)	at any other time, those Lenders the Commitments of which are, in the aggregate, at least 66 2/3 % of the Commitments of all Lenders hereunder.
“Material Adverse Change” means any change of circumstances or any event which would have a Material Adverse Effect.
“Material Adverse Effect” means an adverse effect on the financial condition, business, assets, properties or prospects of the Borrower on a consolidated basis which, individually or as part of a series of adverse effects, would have a material adverse effect on the ability of the Borrower to perform any of its payment obligations hereunder.
“Material Subsidiary” means any Subsidiary whose book value of assets (exclusive of (a) equity interests of any Subsidiary of such Subsidiary and (b) intercompany receivables owed to such Subsidiary by an Affiliate of such Subsidiary) is greater than 20% of the book value of the assets of the Borrower on a consolidated basis or whose gross sales are greater than 20% of the gross sales of the Borrower on a consolidated basis; on the date hereof, PCS Sales (USA), Inc. is a Material Subsidiary.
“Maturity Date” means May 28, 2009.

“Multiemployer Plan” means a multiemployer plan, within the meaning of Section 4001 (a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
“Net Income” of a particular person means, for any particular period, the amount which would, in accordance with GAAP, be classified on the consolidated income statement of such person for such period as the net income after all unusual and extraordinary items other than any gains or losses on the disposition of property, plant and equipment and any non-cash write-downs of assets.
“Non-Acceptance Lender” means a Lender who, by notice in writing to the Agent and the Borrower, elects thereafter to make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances.
“Non-Conflicted Lender” has the meaning set out in Section 2.19.
“Obligations” means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower to the Lenders or the Agent under, pursuant or relating to the Documents or the Credit Facility and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including all principal, interest, fees, legal and other costs, charges, expenses and other amounts payable by the Borrower under this Agreement.
“Officer’s Certificate” means a certificate or notice (other than a Compliance Certificate) signed by any one of the directors, the president, chief executive officer, chief financial officer, a vice-president, treasurer, assistant treasurer, controller, secretary or assistant secretary of the Borrower; provided, however, that Drawdown Notices, Conversion Notices, Rollover Notices and Repayment Notices shall be executed on behalf of the Borrower by any one of the foregoing persons and such other persons as may from time to time be designated by written notice from the Borrower to the Agent.
“Outstanding BAs Collateral” has the meaning set out in Section 2.15(3).
“Outstanding Principal” means, at any time, the aggregate of (a) the Equivalent Amount in United States Dollars of the principal of all outstanding Canadian Prime Rate Loans (b) the principal amount of all outstanding U.S. Base Rate Loans and Libor Loans, and (c) the Equivalent Amount in United States Dollars of the amounts payable at maturity of all outstanding Bankers’ Acceptances and BA Equivalent Advances.
“PBGC” means Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Liens” means any one or more of the following with respect to the assets of the Companies:
(a)	inchoate or statutory Liens for taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a reserve (segregated to the extent required by GAAP) in an amount which is adequate therefor;

(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Companies, provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any assets of the Companies and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a reserve (segregated to the extent required by GAAP) in an amount which is adequate with respect thereto and provided further that such Liens do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(c)	easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the companies or interests therein granted or reserved to other persons, provided that such rights do not in the aggregate materially detract from the value of the assets of the Companies subject thereto or materially interfere with the use thereof in the operation of the business of the Companies;

(d)	title defects or irregularities which are of a minor nature and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(e)	Liens incidental to the conduct of the business or the ownership of the assets of the Companies (other than those described in clauses (f) and (g) of this definition) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (including, without limitation, unpaid purchase price), and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(f)	Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(g)	attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry therefor or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(h)	the reservations, limitations, provisos and conditions, if any (i) expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada or (ii) expressed pursuant to the Land Titles Act (Saskatchewan);

(i)	Liens, charges or other security interests given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Companies, provided that such Liens do not in the aggregate reduce the value of the assets of the Companies or materially interfere with the use thereof in the operation of the business of the Companies;

(j)	servicing agreements, development agreements, site plan agreements, and other agreements with governmental or public authorities pertaining to the use or development of any of the assets of the Companies, provided same are complied with including, without limitation, any obligations to deliver letters of credit and other security as required;

(k)	applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with;

(l)	Purchase Money Obligations arising in the ordinary course of business, provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property;

(m)	Liens securing industrial revenue bonds issued by the Companies;

(n)	the right reserved to or vested in any Governmental Authority by any statutory provision, or by the terms of any lease, licence, franchise, grant or permit of any of the Companies, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o)	any amounts payable and obligations owing to any person in respect of royalty interests held by such person on the production of minerals by the Companies;

(p)	the interests of lessors pursuant to all leases, including the capital leases under which a Company is the lessee;

(q)	Liens securing the indebtedness of companies which become Subsidiaries after the date hereof, which Liens and indebtedness are outstanding on the date the relevant company became a Subsidiary, provided that such indebtedness does not at any time exceed U.S. $75,000,000 (or the Equivalent Amount thereof in Canadian Dollars or the equivalent thereof in any other currency) in the aggregate;

(r)	any deemed security interest in accounts arising as a result of the securitization thereof by the transfer thereof to a securitized asset pool;

(s)	the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing;

(t)	Liens granted to the Agent and the Lenders to secure the indebtedness hereunder; and

(u)	Liens against cash or Cash Equivalents, provided that such cash or Cash Equivalents have been provided as collateral security for the obligations of one or more of the Companies under a Defeased Loan Transaction (including, for certainty, the obligations of a Company under a guarantee provided in connection therewith).
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) covered by ERISA, other than a Multiemployer Plan, which the Borrower or any of its subsidiaries sponsors or maintains or to which the Borrower or any of its subsidiaries makes, is making or is obligated to make contributions and includes any Pension Plan.
“Property” means all of the property owned, operated or used by the Companies.
“Purchase Money Obligations” means any Lien created, issued or assumed by the Companies to secure indebtedness assumed as part of, or issued or incurred to pay or provide funds to pay, all or a part of the purchase price of any property (other than the securities of any Subsidiary or of any person which becomes a Subsidiary upon such purchase).

“Power of Attorney” means a power of attorney provided by the Borrower to a Lender with respect to Bankers’ Acceptances in accordance with and pursuant to Section 6.4 hereof.
“Rateable Portion”, as regards any Lender, with regard to any amount of money, means (subject to Section 6.5 in respect of the rounding of allocations of Bankers’ Acceptances) in respect of the Credit Facility and Drawdowns, Conversion, Rollovers and Loans and other amounts payable thereunder, the product obtained by multiplying that amount by the quotient obtained by dividing (a) that Lender’s Commitment by (b) the aggregate of all of the Lenders’ Commitments.
“Repayment Notice” means a notice substantially in the form annexed hereto as Schedule F to be given to the Agent by the Borrower pursuant hereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Rollover” means:
(a)	with respect to any Libor Loan, the continuation of all or a portion of such Loan (subject to the provisions hereof) for an additional Interest Period subsequent to the initial or any subsequent Interest Period applicable thereto; and

(b)	with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances or the making of new BA Equivalent Advances (subject to the provisions hereof) in respect of all or any portion of Bankers’ Acceptances (or BA Equivalent Advances made in lieu thereof) maturing at the end of the Interest Period applicable thereto, all in accordance with Article 6 hereof.
“Rollover Date” means the date of commencement of a new Interest Period applicable to a Loan and which date shall be a Banking Day.
“Rollover Notice” means a notice substantially in the form annexed hereto as Schedule G to be given to the Agent by the Borrower pursuant hereto.
“S&P” means the Standard & Poor’s Ratings Group (a division of The McGraw — Hill Companies, Inc.) and any successors thereto.
“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).
“Schedule II Lender” means a Lender which is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).
“Schedule III Lender” means a Lender which is an authorized foreign bank listed on Schedule III to the Bank Act (Canada).
“Subordinated Debt” means, at any particular time, unsecured indebtedness of the Borrower (for greater certainty, excluding the Subsidiaries) which would otherwise be Debt but which is subordinated in writing, on terms satisfactory to the Majority of the Lenders acting reasonably (including, without limitation, subordination and postponement of principal repayments and restrictions on rights to accelerate and commence proceedings), to the indebtedness of the Borrower to the Agent and the Lenders hereunder.
“Subsidiary” means with respect to any person (“X”):

(a)	any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries, or X and one or more of its Subsidiaries;

(b)	any partnership of which, at the time, X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

(c)	any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries;
provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the Borrower.
“Successor” has the meaning set out in Section 9.2(b).
“Successor Agent” has the meaning set out in Section 13.10.
“Tangible Net Worth” means, at any particular time, Equity at such time less the aggregate of the amounts which would, in accordance with GAAP, be classified on the consolidated balance sheet of the Borrower at such time as intangible assets, including, without limitation, goodwill and deferred expenses.
“Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any “Tax” and “Taxation” shall be construed accordingly.
“Total Assets” means, at any particular time, the amount which would, in accordance with GAAP, be classified on the consolidated balance sheet of the Borrower at such time as total assets.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined, as of the beginning of the most recent plan year for which such liabilities have been determined, in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code as specified in the applicable actuarial valuation.
“United States Dollars” and “U.S. $” mean the lawful money of the United States of America.
“U.S. Base Rate” means, for any day, the greater of:
(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers of varying degrees of creditworthiness in Canada for United States Dollar demand loans in Canada; and

(b)	the rate of interest per annum for such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, equal to the sum of the Federal Funds Rate (expressed for such purpose as a yearly rate per annum in accordance with Section 5.4), plus 0.75% per annum, provided that if both such rates are equal or if such Federal Funds Rate is unavailable for any reason on the date of determination, then the “U.S. Base Rate” shall be the rate specified in (a) above.
"U.S. Base Rate Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the U.S. Base Rate.
"Utilization Rate” means, in respect of the Credit Facility as at any date of determination, the proportion (expressed as a percentage) that the amount of Outstanding Principal bears to the maximum principal amount of the Credit Facility, taking into account any increase in or reduction of such maximum principal amount in accordance herewith.
"Wholly-Owned Subsidiary” means, with respect to any person (“X”):
(a)	a corporation, all of the issued and outstanding shares in the capital of which are held by:
(i)	X;

(ii)	X and/or one or more corporations, all of the issued and outstanding shares in the capital of which are held by X; or

(iii)	two or more corporations, all of the issued and outstanding shares in the capital of which are held by X;
(b)	a corporation which is a Wholly-Owned Subsidiary of a corporation that is a Wholly-Owned Subsidiary of X;

(c)	a partnership, all of the partners of which are X and/or Wholly-Owned Subsidiaries of X; or

(d)	any person of which all of the income, capital, beneficial and ownership interests (however designated) are held and controlled by X and/or Wholly-Owned Subsidiaries of X, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Wholly-Owned Subsidiary” or “Wholly-Owned Subsidiaries” shall be and shall be deemed to be references to Wholly-Owned Subsidiaries of the Borrower.
1.2 Headings; Articles and Sections
          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 Number; persons; including; successors
          Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them. References herein to any person shall, unless the context otherwise requires, include such person’s successors and permitted assigns.
1.4 Accounting Principles
          Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties hereto, be made in accordance with GAAP applied on a consistent basis.
1.5 References to Agreements and Enactments
          Reference herein to any agreement, instrument, licence or other document shall be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Agreement if and to the extent such provisions are applicable; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.
1.6 Per Annum Calculations
          Unless otherwise stated, wherever in this Agreement reference is made to a rate “per annum” or a similar expression is used, such rate shall be calculated on the basis of calendar year of 365 days.
1.7 Schedules
          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Lenders and Commitments
Schedule B	-	Assignment Agreement
Schedule C	-	Compliance Certificate
Schedule D	-	Conversion Notice
Schedule E	-	Drawdown Notice
Schedule F	-	Repayment Notice
Schedule G	-	Rollover Notice
Schedule H	-	Opinion of Stikeman Elliott LLP
Schedule I	-	Subsidiaries
Schedule J	-	Partnerships, Joint Ventures and Syndicates

ARTICLE 2
THE CREDIT FACILITY
2.1 The Credit Facility
          Subject to the terms and conditions hereof, each of the Lenders shall make available to the Borrower such Lender’s Rateable Portion of the Credit Facility. Subject to Section 2.17, the Outstanding Principal under the Credit Facility shall not exceed the maximum principal amount of the Credit Facility.
2.2 Types of Availments
          The Borrower may, in Canadian Dollars, make Drawdowns, Conversions and Rollovers under the Credit Facility of Canadian Prime Rate Loans and Bankers’ Acceptances and may, in United States Dollars, make Drawdowns, Conversions and Rollovers under the Credit Facility of U.S. Base Rate Loans and Libor Loans. The Borrower shall have the option, subject to the terms and conditions hereof, to determine which types of Loans shall be drawn down and in which combinations or proportions.
2.3 Purpose
          The Credit Facility is being made available for the general corporate purposes of the Borrower.
2.4 Availability and Nature of the Credit Facility
     (1) Subject to the terms and conditions hereof, the Borrower may make Drawdowns under the Credit Facility prior to the Maturity Date.
     (2) The Credit Facility shall be a revolving credit facility: that is, prior to the Maturity Date, the Borrower may increase or decrease Loans under the Credit Facility by making Drawdowns, repayments and further Drawdowns.
2.5 Minimum Drawdowns
          Each Drawdown under the Credit Facility of the following types of Loans shall be in the following amounts indicated:
(a)	Canadian Prime Rate Loans in minimum principal amounts of Cdn. $1,000,000;

(b)	Bankers’ Acceptances in minimum aggregate amounts of Cdn. $10,000,000 at maturity and Drawdowns in excess thereof in integral multiples of Cdn. $1,000,000;

(c)	U.S. Base Rate Loans in minimum principal amounts of U.S. $1,000,000; and

(d)	Libor Loans in minimum principal amounts of U.S. $10,000,000 and Drawdowns in excess thereof in integral multiples of U.S. $1,000,000.
2.6 Libor Loan Availability
          Drawdowns of, Conversions into and Rollovers of requested Libor Loans may only be made upon the Agent’s prior favourable determination with respect to the matters referred to in Section 11.1.

2.7 Notice Periods for Drawdowns, Conversions and Rollovers
          Subject to the provisions hereof, the Borrower may make a Drawdown, Conversion or Rollover under the Credit Facility by delivering a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be (executed in accordance with the definition of Officer’s Certificate), with respect to a specified type of Loan to the Agent not later than:
(a)	11:00 a.m. (Toronto time) three Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or the Rollover of Libor Loans;

(b)	11:00 a.m. (Toronto time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or Rollover of Bankers’ Acceptances; and

(c)	for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or U.S. Base Rate Loans 11:00 a.m. (Toronto time) one Banking Day prior to the proposed Drawdown Date or Conversion Date, as the case may be.
2.8 Conversion Option
          Subject to the provisions of this Agreement, the Borrower may convert the whole or any part of any type of Loan under the Credit Facility into any other type of Loan under the Credit Facility by giving the Agent a Conversion Notice in accordance herewith; provided that:
(a)	Conversions of Libor Loans and Bankers’ Acceptances may only be made on the last day of the Interest Period applicable thereto;

(b)	the Borrower may not convert a portion only or the whole of an outstanding Loan unless both the unconverted portion and converted portion of such Loan are equal to or exceed, in the relevant currency of each such portion, the minimum amounts required for Drawdowns of Loans of the same type as that portion (as set forth in Section 2.5);

(c)	in respect of Conversions of a Loan denominated in one currency to a Loan denominated in another currency, the Borrower shall at the time of the Conversion repay the Loan or portion thereof being converted in the currency in which it was denominated; and

(d)	a Conversion shall not result in an increase in Outstanding Principal; increases in Outstanding Principal may only be effected by Drawdowns made in accordance herewith.
2.9 Libor Loan Rollovers; Selection of Libor Interest Periods
          At or before 11:00 a.m. (Toronto time) three Banking Days prior to the expiration of each Interest Period of each Libor Loan, the Borrower shall, unless it has delivered a Conversion Notice pursuant to Section 2.8 and/or a Repayment Notice pursuant to Section 2.15 (together with a Rollover Notice if a portion only is to be converted or repaid; provided that a portion of a Libor Loan may be continued only if the portion which is to remain outstanding is equal to or exceeds the minimum amount required hereunder for Drawdowns of Libor Loans) with respect to the aggregate amount of such Loan, deliver a Rollover Notice to the Agent selecting the next Interest Period applicable to the Libor Loan, which new Interest Period shall commence on and include the last day of such prior Interest Period. If the Borrower fails to deliver a Rollover Notice to the Agent as provided in this Section, the Borrower shall be deemed to have given a Conversion Notice to the Agent electing to convert the entire amount of the maturing Libor Loan into a U.S. Base Rate Loan.

2.10 Rollovers and Conversions not Repayments
          Any amount converted shall be a Loan of the type converted to upon such Conversion taking place, and any amount rolled over shall continue to be the same type of Loan under the Credit Facility as before the Rollover, but such Conversion or Rollover (to the extent of the amount converted or rolled over) shall not of itself (notwithstanding the repayment referred to in the definition of Conversion) constitute a repayment or a fresh utilization of any part of the amount available under the Credit Facility.
2.11	Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans
          Upon receipt of a Drawdown Notice, Rollover Notice or Conversion Notice with respect to a Canadian Prime Rate Loan, U.S. Base Rate Loan or Libor Loan, the Agent shall forthwith notify the Lenders of the requested type of Loan, the proposed Drawdown Date, Rollover Date or Conversion Date, each Lender’s Rateable Portion of such Loan and, if applicable, the account of the Agent to which each Lender’s Rateable Portion is to be credited.
2.12	Lenders’ and Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans
          Each Lender shall, for same day value on the Drawdown Date specified by the Borrower in a Drawdown Notice with respect to a Canadian Prime Rate Loan, a U.S. Base Rate Loan or a Libor Loan, credit the Agent’s Account with such Lender’s Rateable Portion of each such requested Loan and for same day value on the same date the Agent shall pay to the Borrower the full amount of the amounts so credited in accordance with any payment instructions set forth in the applicable Drawdown Notice.
2.13 Irrevocability
          A Drawdown Notice, Rollover Notice, Conversion Notice or Repayment Notice given by the Borrower hereunder shall be irrevocable and, subject to any options the Lenders may have hereunder in regard thereto and the Borrower’s rights hereunder in regard thereto, shall oblige the Borrower to take the action contemplated on the date specified therein.
2.14 Optional Cancellation or Reduction of the Credit Facility
          The Borrower may, at any time, upon giving at least 3 Banking Days prior written notice to the Agent, cancel in full or, from time to time, permanently reduce in part the unutilized portion of the Credit Facility; provided, however, that any such reduction shall be in a minimum amount of U.S. $10,000,000 and reductions in excess thereof shall be in integral multiples of U.S. $1,000,000. If the Credit Facility is so reduced, the Commitment of each of the Lenders thereunder shall be reduced pro rata in the same proportion that the amount of the reduction in the Credit Facility bears to the amount of the Credit Facility in effect immediately prior to such reduction.
2.15 Optional Repayment; Additional Repayment Terms
     (1) The Borrower may at any time and from time to time repay, without penalty, to the Agent for the account of the Lenders the whole or any part of any Loan owing by it together with accrued interest thereon to the date of such repayment provided that:
(a)	the Borrower shall give a Repayment Notice (executed in accordance with the definition of Officer’s Certificate) to the Agent not later than:

(i)	11:00 a.m. (Toronto time) three Banking Days prior to the date of the proposed repayment, for Libor Loans;

(ii)	11:00 a.m. (Toronto time) two Banking Days prior to the date of the proposed repayment, for Bankers’ Acceptances; and

(iii)	11:00 a.m. (Toronto time) one Banking Day prior to the date of the proposed repayment, for Canadian Prime Rate Loans and U.S. Base Rate Loans;
(b)	repayments pursuant to this Section 2.15 may only be made on a Banking Day;

(c)	subject to the following provisions of this Section 2.15, each such repayment may only be made on the last day of the applicable Interest Period with regard to a Libor Loan that is being repaid;

(d)	a Bankers’ Acceptance may only be repaid on its maturity unless collateralized in accordance with Section 2.15(3);

(e)	each such repayment shall be in a minimum amount of the lesser of: (i) the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid and (ii) the Outstanding Principal of all Loans outstanding under the Credit Facility immediately prior to such repayment; any repayment in excess of such amount shall be in integral multiples of the amounts required pursuant to Section 2.5 for multiples in excess of the minimum amounts of Drawdowns; and

(f)	the Borrower may not repay a portion only of an outstanding Loan unless the unpaid portion is equal to or exceeds, in the relevant currency, the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid.
     (2) If any Libor Loan is repaid on other than the last day of the applicable Interest Period, the Borrower shall, within three Banking Days after notice is given by the Agent, pay to the Agent for the account of the Lenders all costs, losses, premiums and expenses incurred by the Lenders by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. Any Lender, upon becoming entitled to be paid such costs, losses, premiums and expenses, shall deliver to the Borrower and the Agent a certificate of the Lender certifying as to such amounts and, in the absence of manifest error, such certificate shall be conclusive and binding for all purposes.
     (3) With respect to any repayment of unmatured Bankers’ Acceptances pursuant to Section 2.15 (1)(d) or otherwise hereunder, the Borrower shall provide for the funding in full of the unmatured Bankers’ Acceptances to be repaid by paying to and depositing with the Agent cash collateral for each such unmatured Bankers’ Acceptances equal to the face amount payable at maturity thereof. The Agent shall hold such cash collateral in an interest bearing cash collateral account at rates prevailing at the time of deposit for similar accounts with the Agent; such cash collateral, such cash collateral account, any accounts receivable, claims, instruments or securities evidencing or relating to the foregoing, and any proceeds of any of the foregoing (collectively, the “Outstanding BAs Collateral”) shall be assigned to the Agent as security for the obligations of the Borrower in relation to such Bankers’ Acceptances and the Lien of the Agent created in such Outstanding BAs Collateral shall rank in priority to all other Liens and adverse claims against such Outstanding BAs Collateral. Such Outstanding BAs Collateral shall be applied to satisfy the obligations of the Borrower for such Bankers’ Acceptances as they mature and the Agent is hereby irrevocably directed by the Borrower to apply any such Outstanding BAs Collateral to such maturing Bankers’ Acceptances. The Outstanding BAs Collateral created herein shall not be released to the Borrower without the consent of the Lenders; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the Borrower so long as no Default or Event of Default is then continuing. If, after maturity of the Bankers’ Acceptances for which such Outstanding BAs Collateral is held and application by the Agent of the Outstanding BAs Collateral to satisfy the obligations of the Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any interest or other proceeds of the Outstanding BAs Collateral remains, such interest or other proceeds shall be promptly paid and transferred by the Agent to the Borrower so long as no Default or Event of Default is then continuing.
2.16 Mandatory Repayment of Credit Facility
          Subject to Section 10.2, the Borrower shall repay or pay, as the case may be, to the Agent, on behalf of the Lenders, all Loans and other Obligations outstanding under the Credit Facility on or before the Maturity Date.
2.17 Currency Excess
     (1) If the Agent shall determine that the aggregate Outstanding Principal of the outstanding Loans under the Credit Facility exceeds the maximum principal amount of the Credit Facility in United States Dollars (the amount of such excess is herein called the “Currency Excess”), then, upon written request by the Agent (which request shall detail the applicable Currency Excess), the Borrower shall repay an amount of Canadian Prime Rate Loans or U.S. Base Rate Loans under the Credit Facility within (a) if the Currency Excess exceeds 3.0% of the amount of the Credit Facility, 5 Banking Days, and (b) in all other cases, 20 Banking Days after receipt of such request, such that, except as otherwise contemplated in Section 2.17(2), the amount or the Equivalent Amount in United States Dollars of such repayments is, in the aggregate, at least equal to the Currency Excess.
     (2) If, in respect of any Currency Excess, the repayments made by the Borrower have not completely removed such Currency Excess (the remainder thereof being herein called the “Currency Excess Deficiency”), the Borrower shall within the aforementioned 5 or 20 Banking Days, as the case may be, after receipt of the aforementioned request of the Agent, place an amount equal to the Currency Excess Deficiency on deposit with the Agent in an interest-bearing account with interest at rates prevailing at the time of deposit for the account of the Borrower, to be assigned to the Agent on behalf of the Lenders by instrument satisfactory to the Agent and to be applied to maturing Bankers’ Acceptances or Libor Loans (converted if necessary at the exchange rate for determining the Equivalent Amount on the date of such application). The Agent is hereby irrevocably directed by the Borrower to apply any such sums on deposit to maturing Loans as provided in the preceding sentence. In lieu of providing funds for the Currency Excess Deficiency, as provided in the preceding provisions of this Section, the Borrower may within the said period of 5 or 20 Banking Days, as the case may be, provide to the Agent an irrevocable standby letter of credit in an amount equal to the Currency Excess Deficiency and for a term which expires not sooner than 10 Banking Days after the date of maturity of the relevant Bankers’ Acceptances or Libor Loans, as the case may be; such letter of credit shall be issued by a financial institution, and shall be on terms and conditions, acceptable to the Agent in its sole discretion. The Agent is hereby authorized and directed to draw upon such letter of credit and apply the proceeds of the same to Bankers’ Acceptances or Libor Loans as they mature. Upon the Currency Excess being eliminated as aforesaid or by virtue of subsequent changes in the exchange rate for determining the Equivalent Amount, then, provided no Default or Event of Default is then continuing, such funds on deposit, together with interest thereon, or such letters of credit shall be returned to the Borrower, in the case of funds on deposit, or shall be cancelled or reduced in amount, in the case of letters of credit.
2.18 Permitted Increase in Credit Facility
          The Borrower may, at any time and from time to time, increase the maximum principal amount of the Credit Facility by adding additional financial institutions as Lenders hereunder or by increasing the Commitments of existing Lenders with (in the latter case) the consent of such increasing Lenders, or any combination thereof. The right to increase the maximum principal amount of the Credit Facility as aforesaid shall be subject to the following (for each such increase):
(a)	no Default or Event of Default shall have occurred and be continuing and the Borrower shall have delivered to the Agent a certificate of an officer of the Borrower confirming the same and confirming (i) its corporate authorization to make such increase, (ii) the truth and accuracy in all material respects of its representations and warranties contained in Section 8.1 hereof as of such date, other than any such representations and warranties which expressly speak as of an earlier date and (iii) that no consents, approvals or authorizations are required for such increase (except as have been unconditionally obtained and are in full force and effect, unamended), each as at the effective date of such increase;

(b)	the Borrower shall have delivered to the Agent an opinion of its legal counsel in form and substance as may be required by the Agent, acting reasonably (and such opinion shall, inter alia, opine as to the corporate authorization of the Borrower to effect such increase);

(c)	after giving effect to any such increase, the maximum principal amount of the Credit Facility shall not exceed U.S. $2,000,000,000;

(d)	the Agent shall have consented to any additional financial institution becoming a Lender, such consent not to be unreasonably withheld, conditioned or delayed; and

(e)	the Borrower and the increasing existing Lender or the financial institution being added, as the case may be, shall execute and deliver such documentation as is required by the Agent, acting reasonably, to effect the increase in question (including the partial assignment of Loans or purchase of participations from Lenders to the extent necessary to ensure that, after giving effect to such increase, each Lender holds its Rateable Portion of each outstanding Loan under the Credit Facility) and, if applicable, to add any such new financial institution as a Lender under the Documents.
2.19 Hostile Acquisitions
     (1) In the event the Borrower wishes to utilize the proceeds of one or more Loans under the Credit Facility to, or to provide funds to any Subsidiary to, finance a Hostile Acquisition, then the following steps shall be followed:
(a)	at least five (5) Banking Days prior to the delivery to the Agent of any Drawdown Notice pursuant to Section 2.7 requesting one or more Loans under the Credit Facility intended to be used to finance such Hostile Acquisition, the Borrower shall notify the Agent and shall provide the Agent with particulars of such Hostile Acquisition, including particulars in sufficient detail to enable each Lender to determine whether it has a conflict of interest if the proceeds of Loans from such Lender are used by the Borrower to finance such Hostile Acquisition;

(b)	promptly after receipt of such notice and particulars from the Borrower, the Agent shall (i) notify an appropriate officer of each Lender and provide such particulars to such officer and (ii) confirm receipt (other than by way of an automated response) of such notice and particulars by each such officer;

(c)	within three (3) Banking Days of such confirmation by the Agent of each such appropriate officer being so advised, each Lender shall notify the Agent of such Lender’s determination as to whether (i) such a conflict of interest exists or (ii) the funding of such Hostile Acquisition would contravene an internal policy of general application of such Lender (each such determination to be made by each such Lender in the exercise of its sole discretion, having regard to such considerations as it deems appropriate); provided that in the event such Lender does not so notify the Agent within such three (3) Banking Day period, such Lender shall be deemed to have notified the Agent that it has no such conflict of interest or contravention; and

(d)	the Agent shall promptly notify the Borrower of each such Lender’s determination, and, in the event that any Lender has such a conflict of interest or the funding would contravene such a policy (each, a “Conflicted Lender”), then upon such Conflicted Lender so notifying the Agent, the Conflicted Lender shall have no obligation to provide Loans to finance such Hostile Acquisition, notwithstanding any other provision of this Agreement to the contrary; provided, however, that each other Lender (each, a “Non-Conflicted Lender”) which has, or is deemed to have, no such conflict of interest or contravention shall have an obligation, up to the amount of its Commitment, to provide Loans to finance such Hostile Acquisition, and the Loans to finance such Hostile Acquisition shall be provided by each Non-Conflicted Lender in accordance with the ratio, determined prior to the provision of any Loans to finance such Hostile Acquisition, that the Commitment of such Non-Conflicted Lender under the Credit Facility bears to the aggregate Commitments of all Non-Conflicted Lenders under the Credit Facility.
     (2) If Loans are used to finance a Hostile Acquisition and there are Conflicted Lenders, subsequent Loans under the Credit Facility shall be funded firstly by Conflicted Lenders, up to the amount of their Commitments, and subsequent repayments under the Credit Facility shall be applied firstly to Non-Conflicted Lenders, in each case, until such time as the proportion that the amount of each Lender’s Outstanding Principal under the Credit Facility bears to the amount of the total Outstanding Principal of all Lenders is equal to such proportion which would have been in effect but for the application of this Section 2.19.
ARTICLE 3
CONDITIONS PRECEDENT TO DRAWDOWNS
3.1 Conditions for Drawdowns
          For each Drawdown hereunder the following conditions shall be satisfied as conditions precedent to the making of such Drawdown:
(a)	the Agent shall have received a proper and timely Drawdown Notice from the Borrower requesting the Drawdown;

(b)	the representations and warranties set forth in Section 8.1 shall be true and accurate in all material respects on and as of the date of the requested Drawdown other than any such representations and warranties which expressly speak as of an earlier date;

(c)	no Default or Event of Default shall have occurred and be continuing nor shall any Default or Event of Default result from or exist immediately after the requested Drawdown; and

(d)	after giving effect to the proposed Drawdown, the Outstanding Principal of all Loans outstanding under the Credit Facility shall not exceed the maximum principal amount of the Credit Facility.
3.2 Additional Conditions for First Drawdown
          In addition to the conditions set forth in Section 3.1, prior to or contemporaneously with the first Drawdown hereunder the following further conditions shall be satisfied:

(a)	all fees and expenses previously agreed in writing between the Borrower and each of the Lenders shall be paid by the Borrower to the Lenders;

(b)	the Agent and the Borrower shall have executed and delivered the Agency Fee Agreement and all fees which are then due and payable thereunder to the Agent for its own account shall have been paid to the Agent by the Borrower;

(c)	the Borrower shall have delivered to the Agent a current certificate of compliance in respect of its jurisdiction of incorporation and certified copies of its articles, by-laws and the resolutions authorizing the Documents and transactions hereunder and an Officer’s Certificate as to the incumbency of the officers of the Borrower signing the Documents;

(d)	the Documents shall have been fully executed and delivered, each in form and substance satisfactory to the Lenders and Lenders’ Counsel (each acting reasonably); and

(e)	the Agent and the Lenders shall have received (i) a legal opinion from Stikeman Elliott LLP in the form attached hereto as Schedule H and (ii) a legal opinion from Lenders’ Counsel in form and substance satisfactory to the Lenders.
3.3 Waiver
          The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lenders and the Agent and may be waived by all of the Lenders, in whole or in part (with or without terms or conditions) without prejudicing the right of the Lenders or Agent at any time to assert such waived conditions in respect of any subsequent Drawdown.
ARTICLE 4
EVIDENCE OF DRAWDOWNS
4.1 Account of Record
          The Agent shall open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lenders hereunder. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent shall promptly advise the Borrower of such entries made in the Agent’s books of account.
ARTICLE 5
PAYMENTS OF INTEREST AND FEES
5.1 Interest on Canadian Prime Rate Loans
          The Borrower shall pay interest on each Canadian Prime Rate Loan owing by it during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the Canadian Prime Rate in effect from time to time during such Interest Period. Each determination by the Agent of the Canadian Prime Rate applicable from time to time during an Interest Period shall be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Canadian Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days. Changes in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.
5.2 Interest on U.S. Base Rate Loans
          The Borrower shall pay interest on each U.S. Base Rate Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the U.S. Base Rate in effect from time to time during such Interest Period. Each determination by the Agent of the U.S. Base Rate applicable from time to time during an Interest Period shall be prima facie evidence thereof. Such interest, shall accrue daily and be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the U.S. Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days. Changes in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.
5.3 Interest on Libor Loans
          The Borrower shall pay interest on each Libor Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum, calculated on the basis of a 360 day year, equal to the Libor Rate with respect to such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent of the Libor Rate applicable to an Interest Period shall be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Rollover Date, Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Libor Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 360.
5.4 Interest Act (Canada)
     (1) Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.
     (2) Whenever a rate of interest or other rate per annum hereunder is expressed or calculated on the basis of a year of 360 days, such rate of interest or other rate shall be expressed as a rate per annum, calculated on the basis of a 365-day year, by multiplying such rate of interest or other rate by 365 and dividing it by 360.
5.5 Nominal Rates; No Deemed Reinvestment
          The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.
5.6 Standby Fees
     (1) The Borrower shall pay to the Agent for the account of the Lenders a standby fee in United States Dollars in respect of the Credit Facility calculated at a rate per annum equal to the Applicable Pricing Rate on the amount, if any, by which the amount of the Outstanding Principal under the Credit Facility for each day in the period of determination is less than the maximum principal amount of the Credit Facility on such day. Fees determined in accordance with this Section shall accrue daily from and after the date hereof and be payable by the Borrower (a) quarterly in arrears, (b) on cancellation in full of the Credit Facility, and (c) on the Maturity Date.
     (2) As of: (a) January 1, April 1, July 1 and October 1 in each year, (b) the date of any cancellation in full of the Credit Facility, and (c) the Maturity Date, the Agent shall determine the standby fees under this Section in respect of the Credit Facility for the period from and including the date hereof or the date of the immediately preceding determination, as the case may be, to but excluding that date of determination and shall deliver to the Borrower a written request for payment of the standby fees so determined, as detailed therein. The Borrower shall pay to the Agent for the account of the Lenders the standby fees referred to above within 5 Banking Days after receipt of each such written request.
5.7 Agent’s Fees
          The Borrower shall (from time to time) pay to the Agent, for its own account, the annual agency fee and other amounts set forth in the Agency Fee Agreement by the payment dates set forth therein.
5.8 Interest on Overdue Amounts
          Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by applicable law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is received for value at the required place of payment on the date of such payment), and such interest shall accrue daily, be calculated and compounded monthly and be payable on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to (a) in respect of amounts due in Canadian Dollars, the rate of interest then payable on Canadian Prime Rate Loans plus 2.0% per annum or (b) in respect of amounts due in United States Dollars, the rate of interest then payable on U.S. Base Rate Loans plus 2.0% per annum.
5.9 Waiver
          To the extent permitted by applicable law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders or the Agent and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.
5.10 Maximum Rate Permitted by Law
          No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by applicable law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under applicable law.
ARTICLE 6
BANKERS’ ACCEPTANCES
6.1 Bankers’ Acceptances
          The Borrower may give the Agent notice that Bankers’ Acceptances will be required under the Credit Facility pursuant to a Drawdown, Rollover or Conversion.

6.2 Acceptance Fees
          Upon the acceptance by a Lender of a Bankers’ Acceptance, the Borrower shall pay to the Agent for the account of such Lender an acceptance fee in Canadian Dollars equal to the Applicable Pricing Rate calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance and calculated on the basis of the number of days elapsed in a year of 365 days.
6.3 Form and Execution of Bankers’ Acceptances
          The following provisions shall apply to each Bankers’ Acceptance hereunder:
(a)	the face amount at maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall be Cdn. $100,000 and integral multiples thereof;

(b)	the term to maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by all of the Lenders, be 1, 2, 3 or 6 months (or such other longer or shorter term as agreed by the Lenders), as selected by the Borrower in the relevant Drawdown Notice, Rollover Notice or Conversion Notice, and each Bankers’ Acceptance shall be payable and mature on the last day of the Interest Period selected by the Borrower for such Bankers’ Acceptance (which, for certainty, pursuant to the definition of “Interest Period” shall be on or prior to the Maturity Date);

(c)	each draft drawn by the Borrower and presented for acceptance by a Lender shall be drawn on the standard form of such Lender in effect at the time; provided, however, that the Agent may require the Lenders to use a generic form of Bankers’ Acceptance, in a form satisfactory to each Lender, acting reasonably, provided by the Agent for such purpose in place of the Lenders’ own forms;

(d)	subject to Section 6.3(e) below, Bankers’ Acceptances shall be signed by duly authorized officers of the Borrower or, in the alternative, the signatures of such officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on the Borrower as if they had been manually executed and delivered by such officers on behalf of the Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on the Borrower; and

(e)	in lieu of signing Bankers’ Acceptances in accordance with Section 6.3(d) above, the Borrower may provide a Power of Attorney to a Lender; for so long as a Power of Attorney is in force with respect to a given Lender, such Lender shall execute and deliver Bankers’ Acceptances on behalf of the Borrower in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by the Borrower, Bankers’ Acceptances executed by the Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a Power of Attorney, unless the context otherwise requires.
6.4 Power of Attorney; Provision of Bankers’ Acceptances to Lenders
     (1) Unless revoked with respect to a given Lender in accordance herewith, the Borrower hereby appoints each Lender, acting by any authorized signatory of the Lender in question, the attorney of the Borrower:

(a)	to sign for and on behalf and in the name of the Borrower as drawer, drafts in such Lender’s standard form which are depository bills as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”), payable to a “clearing house” (as defined in the DBNA) including CDS Clearing and Depository Services Inc., or its nominee, CDS & Co. (the “clearing house”);

(b)	for drafts which are not depository bills, to sign for and on behalf and in the name of the Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Lender payable to the order of the undersigned or payable to the order of such Lender;

(c)	to fill in the amount, date and maturity date of such Bankers’ Acceptances; and

(d)	to deposit and/or deliver such Bankers’ Acceptances which have been accepted by such Lender, provided that such acts in each case are to be undertaken by the Lender in question strictly in accordance with instructions given to such Lender by the Borrower as provided in this Section 6.4. For certainty, signatures of any authorized signatory of a Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Lender.
          Instructions from the Borrower to a Lender relating to the execution, completion, endorsement, deposit and/or delivery by that Lender on behalf of the Borrower of Bankers’ Acceptances which the Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by the Borrower in writing to the Agent by delivery to the Agent of Drawdown Notices, Conversion Notices and Rollover Notices, as the case may be, in accordance with this Agreement which, in turn, shall be communicated by the Agent, on behalf of the Borrower, to the Lender.
          The communication in writing by the Borrower, or on behalf of the Borrower by the Agent, to the Lender of the instructions set out in the Drawdown Notices, Conversion Notices and Rollover Notices referred to above shall constitute (a) the authorization and instruction of the Borrower to the Lender to sign for and on behalf and in the name of the Borrower as drawer the requested Bankers’ Acceptances and to complete and/or endorse Bankers’ Acceptances in accordance with such information as set out above and (b) the request of the Borrower to the Lender to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Borrower acknowledges that a Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.
          A Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to that Lender as provided herein if the Lender reasonably believes such instructions to be genuine. If a Lender accepts Bankers’ Acceptances pursuant to any such instructions, that Lender shall confirm particulars of such instructions and advise the Agent that it has complied therewith by notice in writing addressed to the Agent and served personally or sent by facsimile transmission or other electronic transmission in accordance with the provisions hereof. A Lender’s actions in compliance with such instructions, confirmed and advised to the Agent by such notice, shall be conclusively deemed to have been in accordance with the instructions of the Borrower.
          This Power of Attorney may be revoked by the Borrower with respect to any particular Lender at any time upon not less than 5 Banking Days’ prior written notice served upon the Lender in question and the Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Bankers’ Acceptance executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

     (2) Unless the Borrower has provided Powers of Attorney to the Lenders, to facilitate Drawdowns, Rollovers or Conversions of Bankers’ Acceptances, the Borrower shall, upon execution of this Agreement and thereafter from time to time as required by all Lenders, provide to the Agent for delivery to each Lender drafts drawn in blank by the Borrower (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each Lender to fulfil its obligations hereunder. Any such pre-signed drafts which are delivered by the Borrower to the Agent or a Lender shall be held in safekeeping by the Agent or such Lender, as the case may be, with the same degree of care as if they were the Agent’s or such Lender’s property, and shall only be dealt with by the Lenders and the Agent in accordance herewith. No Lender shall be responsible or liable for its failure to make its share of any Drawdown, Rollover or Conversion of Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide such pre-signed drafts to the Agent (for delivery to such Lender) on a timely basis.
     (3) By 12:00 noon (Toronto time) on the applicable Drawdown Date, Conversion Date or Rollover Date, the Borrower shall (a) either deliver to each Lender in Toronto, or, if previously delivered, be deemed to have authorized each Lender to complete and accept, or (b) where the Borrower has previously executed and delivered a Power of Attorney to the Lender, be deemed to have authorized each such Lender to sign on behalf of the Borrower, complete and accept, drafts drawn by the Borrower on such Lender in a principal amount at maturity equal to such Lender’s share of the Bankers’ Acceptances specified by the Borrower in the relevant Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, as notified to the Lenders by the Agent.
6.5 Mechanics of Issuance
     (1) Upon receipt by the Agent of a Drawdown Notice, Conversion Notice or Rollover Notice from the Borrower requesting the issuance of Bankers’ Acceptances, the Agent shall promptly notify the Lenders thereof and advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by such Lenders, the date of issue and the Interest Period for such Loan; the apportionment among the Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Lender shall be determined by the Agent by reference and in proportion to the respective Commitment of each Lender, provided that, when such apportionment cannot be evenly made, the Agent shall round allocations amongst such Lenders consistent with the Agent’s normal money market practices.
     (2) On each Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances:
(a)	before 11:00 a.m. (Toronto time) on such date, the Agent shall determine the CDOR Rate in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity to the Bankers’ Acceptances proposed to be issued on such date;

(b)	on or about 11:00 a.m. (Toronto time) on such date, the Agent shall advise each Lender of the applicable BA Discount Rate;

(c)	each Lender shall complete and accept, in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the Borrower and advised by the Agent in connection with such issue, its share of the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Discount Rate applicable to such issue; and

(d)	in the case of a Drawdown, each Lender shall, for same day value on the Drawdown Date, remit the Discount Proceeds or advance the BA Equivalent Advance, as the case may be, payable by such Lender (net of the acceptance fee payable to such Lender pursuant to Section 6.2) to the

Agent for the account of the Borrower; the Agent shall make such funds available to the Borrower for same day value on such date.
     (3) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.
6.6 Rollover, Conversion or Payment on Maturity
          In anticipation of the maturity of Bankers’ Acceptances, the Borrower shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such maturing Bankers’ Acceptances:
(a)	(i) deliver to the Agent a Rollover Notice that the Borrower intends to draw and present for acceptance on the maturity date new Bankers’ Acceptances in an aggregate face amount up to the aggregate amount of the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Agent for the account of the Lenders an additional amount equal to the difference between the aggregate face amount of the maturing Bankers’ Acceptances and the Discount Proceeds of such new Bankers’ Acceptances;

(b)	(i) deliver to the Agent a Conversion Notice requesting a Conversion of the maturing Bankers’ Acceptances to another type of Loan under the Credit Facility and (ii) on the maturity date pay to the Agent for the account of the Lenders an amount equal to the difference, if any, between the aggregate face amount of the maturing Bankers’ Acceptances and the amount of the Loans into which Conversion is requested; or

(c)	on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances.
If the Borrower fails to so notify the Agent or make such payments on maturity, the Agent shall effect a Conversion into a Canadian Prime Rate Loan of the entire amount of such maturing Bankers’ Acceptances as if a Conversion Notice had been given by the Borrower to the Agent to that effect.
6.7 Restriction on Rollovers and Conversions
          Subject to the other provisions hereof, Conversions and Rollovers of Bankers’ Acceptances may only occur on the maturity date thereof.
6.8 Rollovers
          In order to satisfy the continuing liability of the Borrower to a Lender for the face amounts of maturing Bankers’ Acceptances accepted by such Lender, the Lender shall receive and retain for its own account the Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and the Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Agent for the account of the Lenders an amount equal to the difference between the face amounts of the maturing Bankers’ Acceptances and the Discount Proceeds from the new Bankers’ Acceptances together with the acceptance fees to which the Lenders are entitled pursuant to Section 6.2.
6.9 Conversion into Bankers’ Acceptances
          In respect of Conversions into Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to the Lenders for the amount of the converted Loan, each Lender shall receive and retain for its own account the Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the Borrower shall on the Conversion Date pay to the Agent for the account of the Lenders an amount equal to the difference between the principal amount of the converted Loan and the aggregate Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the acceptance fees to which the Lenders are entitled pursuant to Section 6.2.
6.10 Conversion from Bankers’ Acceptances
          In order to satisfy the continuing liability of the Borrower to the Lenders for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances converted to another type of Loan, the Agent shall record the obligations of the Borrower to the Lenders in respect of those maturing Bankers’ Acceptances as Loans of the type into which such continuing liability has been converted.
6.11 BA Equivalent Advances
          Notwithstanding the foregoing provisions of this Article, a Non-Acceptance Lender shall, in lieu of accepting Bankers’ Acceptances, make a BA Equivalent Advance. The amount of each BA Equivalent Advance shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the applicable BA Discount Rate for such Loan. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Rollover Date or Conversion Date as the case may be and shall remain outstanding for the term of the relevant Bankers’ Acceptances. Concurrent with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the acceptance fee which, but for this Section, such Lender would otherwise be entitled to receive as part of such Loan. Subject to Section 6.6, upon the maturity date for such Bankers’ Acceptances, the Borrower shall pay to each Non-Acceptance Lender an amount equal to the face amount at maturity of the Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances as repayment of the amount of its BA Equivalent Advance plus payment of the interest accrued and payable thereon to such maturity date.
          All references herein to “Loans” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances.
6.12 Termination of Bankers’ Acceptances
          If at any time a Lender ceases to accept bankers’ acceptances in the ordinary course of its business, such Lender shall be deemed to be a Non-Acceptance Lender and shall make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances under this Agreement.
ARTICLE 7
PLACE AND APPLICATION OF PAYMENTS
7.1 Place of Payment of Principal, Interest and Fees; Payments to Agent
          All payments of principal, interest, fees and other amounts to be made by the Borrower to the Agent and the Lenders pursuant to this Agreement shall be made to the Agent (for, as applicable, the account of the Lenders or its own account) in the currency in which the Loan is outstanding for value on the day such amount is due, and if such day is not a Banking Day on the Banking Day next following, by deposit or transfer thereof to the applicable Agent’s Account or at such other place as the Borrower and the Agent may from time to time agree. Notwithstanding anything to the contrary expressed or implied in this Agreement, the receipt by the Agent in accordance with this Agreement of any payment made by the Borrower for the account of any of the Lenders shall, insofar as the Borrower’s obligations to the relevant Lenders are concerned, be deemed also to be receipt by such Lenders and the Borrower shall have no liability in respect of any failure or delay on the part of the Agent in disbursing and/or accounting to the relevant Lenders in regard thereto.
7.2 Designated Accounts of the Lenders
          All payments of principal, interest, fees or other amounts to be made by the Agent to the Lenders pursuant to this Agreement shall be made for value on the day required hereunder, provided the Agent receives funds from the Borrower for value on such day, and if such funds are not so received from the Borrower or if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof at the time specified herein to the account of each Lender designated by such Lender to the Agent for such purpose or to such other place or account as the Lenders may from time to time notify the Agent.
7.3 Funds
          Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used in Calgary, Alberta, Toronto, Ontario and New York, New York in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made (for certainty, each such amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in immediately available funds to the extent possible in the relevant jurisdiction).
7.4 Application of Payments
          Except as otherwise agreed in writing by all of the Lenders, if any Event of Default shall occur and be continuing, all payments made by the Borrower to the Agent and the Lenders shall be applied in the following order:
(a)	to amounts due hereunder as fees other than acceptance fees for Bankers’ Acceptances;

(b)	to amounts due hereunder as costs and expenses;

(c)	to amounts due hereunder as default interest;

(d)	to amounts due hereunder as interest or acceptance fees for Bankers’ Acceptances; and

(e)	to amounts due hereunder as principal (including reimbursement obligations in respect of Bankers’ Acceptances).
7.5 Payments Clear of Taxes
     (1) Any and all payments by the Borrower to the Agent or the Lenders hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future Taxes and all liabilities with respect thereto imposed, levied, collected, withheld or assessed by any Governmental Authority imposed on the Agent or the Lenders, or by or on behalf of the foregoing, excluding Taxes imposed with respect to such payments by such Governmental Authority if such Taxes are imposed on or measured by reference to or in respect of the overall net income or capital of a Lender. In addition, the Borrower agrees to pay any present or future stamp, transfer, registration, excise, issues, documentary or other taxes, charges or similar levies which arise from any payment made under this Agreement or the Loans or in respect of the execution, delivery or registration or the compliance with this Agreement or the other Documents contemplated hereunder. The Borrower shall indemnify and hold harmless the Agent and the Lenders for the full amount of all of the foregoing Taxes or other amounts paid or payable by the Agent or the Lenders and any liability (including penalties, interest, additions to tax and reasonable out-of-pocket expenses) resulting therefrom or with respect thereto which arise from any payment made under or pursuant to this Agreement or the Loans or in respect of the execution, delivery or registration of, or compliance with, this Agreement or the other Documents.
     (2) If the Borrower shall be required by law to deduct or withhold any amount from any payment or other amount required to be paid to the Agent or the Lenders hereunder, or if any liability therefor shall be imposed or shall arise from or in respect of any sum payable hereunder, then the sum payable to the Agent or the Lenders hereunder shall be increased as may be necessary so that after making all required deductions, withholdings, and additional income tax payments attributable thereto (including deductions, withholdings or income tax payable for additional sums payable under this provision) the Agent or the Lenders, as the case may be, receive an amount equal to the amount they would have received had no such deductions or withholdings been made or if such additional taxes had not been imposed; in addition, the Borrower shall pay the full amount deducted or withheld for such liabilities to the relevant taxation authority or other authority in accordance with applicable law, such payment to be made (if the liability is imposed on the Borrower) for its own account or (if the liability is imposed on the Agent or the Lenders) on behalf of and in the name of the Agent or the Lenders, as the case may be. If the liability is imposed on the Agent or the Lenders, the Borrower shall deliver to the Agent or the Lenders evidence satisfactory to the Agent or the Lenders, acting reasonably, of the payment to the relevant taxation authority or other authority of the full amount deducted or withheld.
7.6 Set Off
     (1) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Loans have been accelerated hereunder), the Agent and each Lender shall have the right (and are hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower’s accounts with the Agent or the Lender, as the case may be, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by such Lender or the Agent, as the case may be, to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations owing by the Borrower, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and the Agent and each Lender are hereby authorized to effect any necessary currency conversions at the noon spot rate of exchange announced by the Bank of Canada on the Banking Day before the day of conversion.
     (2) The Agent or the applicable Lender, as the case may be, shall notify the Borrower of any such set-off from the Borrower’s accounts within a reasonable period of time thereafter, although the Agent or the Lender, as the case may be, shall not be liable to the Borrower for its failure to so notify.
7.7 Margin Changes; Adjustments for Margin Changes; Notice of Rating Changes
(1)	Changes in Applicable Pricing Rates shall be effective:

(a)	on the Banking Day immediately following any change in the relevant Debt Rating (or when the Borrower ceases to have a Debt Rating, if applicable) or in the Utilization Rate, in each case, which results in a change in the Applicable Pricing Rate in accordance with the definition thereof; and

(b)	without the necessity of notice to the Borrower.

(2)	For any Loans outstanding as of the effective date of a change in an Applicable Pricing Rate:

(a)	in the case of increases in such rates per annum, the Borrower shall pay to the Agent for the account of the Lenders such additional interest or fees, as the case may be, as may be required to give effect to the relevant increases in the interest or fees payable on or in respect of such Loans from and as of the effective date of the relevant increase in rates; and

(b)	in the case of decreases in such rates per annum, the Borrower shall receive a credit against subsequent interest payable on Loans or fees payable pursuant to Section 6.2, as the case may be, to the extent necessary to give effect to the relevant decreases in the interest or fees payable on or in respect of such Loans from and as of the effective date of the relevant decrease in rates.
     (3) The additional payments required by Section 7.7(2)(a) shall be made on the last Banking Day of the calendar month immediately following the calendar month in which the changes in Applicable Pricing Rates are effective. The adjustments required by Section 7.7(2)(b) shall be accounted for in successive interest and fee payments by the Borrower until the amount of the credit therein contemplated has been fully applied; provided that, upon satisfaction in full of all Obligations and cancellation of the Credit Facility in accordance herewith, the Lenders shall pay to the Borrower an amount equal to any such credit which remains outstanding.
     (4) The Borrower hereby covenants and agrees to give notice to the Agent of any change in the Debt Rating or if the Borrower ceases to have a Debt Rating, promptly upon becoming aware of such change. For certainty, the change in Applicable Pricing Rate shall, subject to Section 7.7(1)(a), be effective from the date of the change in the Debt Rating regardless of the date notice thereof is given by the Borrower to the Agent.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1 Representations and Warranties
          The Borrower represents and warrants as follows to the Agent and to each of the Lenders and acknowledges and confirms that the Agent and each of the Lenders is relying upon such representations and warranties:
(a)	Status and Power.

The Borrower is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Canada. Each of the Material Subsidiaries which is a corporation is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of its jurisdiction of incorporation, and each other Material Subsidiary is validly existing under the laws of its jurisdiction of organization or formation, in each case, as set forth in Schedule I. The Borrower and each of the Material Subsidiaries is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required, except where the failure to be so qualified would not have and would not reasonably be expected to have a Material Adverse Effect. The Borrower and each of the Material Subsidiaries has all requisite capacity, power and authority to own, hold under licence or lease its properties necessary for the conduct of its business and to carry on its business, in each case, as currently conducted. The Borrower has all requisite corporate capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(b)	Authorization and Enforcement.

All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by the Borrower of this Agreement. The Borrower has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower by the Agent and the Lenders in accordance with its terms, subject to the qualifications contained in the opinion of the Borrower’s counsel delivered pursuant to Section 3.2(e)(i).

(c)	Compliance with Other Instruments.

The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated herein do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the charter or constating documents or by-laws of, or any unanimous shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower is a party or is otherwise bound or by which the Borrower benefits or to which its property is subject and do not require the consent or approval of any Governmental Authority or any other party of which the failure to have received or obtained would have or would reasonably be expected to have a Material Adverse Effect.

(d)	Financial Statements.

The Financial Statements were prepared in accordance with GAAP and no Material Adverse Change has occurred since December 31, 2007 to the date hereof. The balance sheets contained in the Financial Statements fairly present the consolidated financial condition of the Borrower as at the respective dates thereof and the statements of income contained in the Financial Statements fairly present the consolidated results of operations of the Borrower during the respective fiscal periods covered thereby.

(e)	Litigation.

There are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any of the Companies) which have been commenced against or affecting any of the Companies before any court or other Governmental Authority except those which have not had or could not reasonably be expected to have a Material Adverse Effect.

(f)	Outstanding Defaults.

No event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any agreement, undertaking or instrument to which any of the Companies is a party or to which its property or assets may be subject, except where such default has not had or could not reasonably be expected to have a Material Adverse Effect.

(g)	No Default or Event of Default

No Default or Event of Default has occurred and is continuing or would reasonably be excepted to occur immediately following any Drawdown hereunder.

(h)	ERISA Compliance.
(i)	Except as has not had or could not reasonably be expected to have a Material Adverse Effect, (A) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, (B) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or an application for such a letter will be made on or before the end of the applicable remedial amendment period and nothing has occurred which would prevent, or cause the loss of, such qualification, (C) the Borrower and each ERISA Affiliate has made by their due date all required contributions to any Plan subject to Section 412 of the Code and to any Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii)	There are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan except those which have not resulted or could not reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan except those which have not resulted or could not reasonably be expected to result in a Material Adverse Effect.

(iii)	Except as has not had or could not reasonably be expected to have a Material Adverse Effect, (A) no ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability; (C) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (D) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.
(i)	Environmental Compliance.
(i)	The Property (including underlying groundwater) has, since the date of its acquisition by the applicable Company, been owned, operated and used in compliance with all Environmental Laws except where such failure could not reasonably be expected to have a Material Adverse Effect.

(ii)	There are no actions or proceedings which have been commenced in connection with an alleged violation of any Environmental Law by any Company except those which could not reasonably be expected to have a Material Adverse Effect.

(iii)	There have been no releases of Hazardous Materials at, on or under the Property in violation of Environmental Law except where such releases could not reasonably be expected to have a Material Adverse Effect.

(iv)	Each of the Companies has been issued and is in compliance with all permits, certificates, approvals, licences and other authorizations required under any Environmental Laws to own its properties and assets and to carry on its businesses except where such non-issuance or noncompliance could not reasonably be expected to have a Material Adverse Effect.
(j)	Corporate Name.

As at the date hereof, the corporate name of the Borrower as it appears in its articles of continuation is Potash Corporation of Saskatchewan Inc.

(k)	Inter-Corporate Relationships.

As at the date hereof, the share ownership of each of the Subsidiaries is as set forth in Schedule I.

(l)	Subsidiaries and Partnerships.

As at the date hereof, all of the Subsidiaries and the jurisdiction of incorporation of each of the Subsidiaries is as set forth in Schedule I. As at the date hereof, none of the companies is, directly or indirectly, a member of or participant in any partnership, joint venture or syndicate other than as described in Schedule J.

(m)	Regulation U or X.

No proceeds of any Loan made hereunder shall be used for a purpose which violates, or would be inconsistent with, Regulation U or X of the Board of Governors of the Federal Reserve System.
8.2 Deemed Repetition
          On the date of delivery by the Borrower of a Drawdown Notice to the Agent, and again on the date of any Drawdown made by the Borrower pursuant thereto:
(a)	the Borrower shall be deemed to represent and warrant that each of the representations and warranties contained in Section 8.1 are true and correct in all material respects on such date, other than any such representations and warranties which expressly speak as of an earlier date; and

(b)	the Borrower shall be deemed to have represented to the Agent and the Lenders that, except as has otherwise been notified to the Agent in writing and has been waived in accordance herewith, no event has occurred and remains outstanding which would constitute a Default or an Event of Default nor will any such event exist immediately after or occur as a result of the aforementioned Drawdown.
8.3 Effective Time of Repetition
          All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof.
8.4 Nature of Representations and Warranties
          The representations and warranties set out in this Agreement or deemed to be made pursuant hereto shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until this Agreement has been terminated, provided that the representations and warranties relating to environmental matters shall survive the termination of this Agreement.
ARTICLE 9
GENERAL COVENANTS
9.1 Affirmative Covenants of the Borrower
          So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 14.10) the Majority of the Lenders otherwise consent in writing:

(a)	Financial Reporting.

The Borrower shall furnish the Agent with the following documents, statements and reports:
(i)	within 120 days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of the Borrower with respect thereto and the auditors’ report thereon;

(ii)	within 120 days after the end of each Fiscal Year, if and to the extent any changes have occurred therein, an updated Schedule I, an updated Schedule J and an updated list of the Material Subsidiaries, each certified by a senior officer of the Borrower to be true and correct as of the date thereof;

(iii)	within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited consolidated financial statements of the Borrower with respect thereto;

(iv)	within 120 days after the end of each Fiscal Year and within 60 days after the end of each Fiscal Quarter, a duly executed and completed Compliance Certificate, evidencing compliance with the terms of this Agreement; and

(v)	at the request of the Agent, such additional information, reports, certificates, financial or operating reports or statements or other matters affecting the business, affairs, current or historical financial condition, property or assets of the Borrower or any of its Material Subsidiaries, as the Agent on the instructions of the Majority of the Lenders may, from time to time, reasonably require, provided that, with respect to clauses (i) and (iii) above, the requirements thereof shall be deemed satisfied upon the Borrower giving to the Agent notice of the filing with the U.S. Securities and Exchange Commission of its Form 10-K or Form 10-Q, as applicable, which includes such information, within the time period prescribed in such clauses, subject to the Agent having access thereto; provided further that the Agent shall be deemed to have access to such reports if and so long as the same are posted on the EDGAR Database.

(b)	Corporate Existence.

Except as expressly permitted in Section 9.2(b), the Borrower shall, and shall cause each of the Material Subsidiaries to, maintain its corporate existence in good standing and shall, and shall cause each of the Subsidiaries to, qualify and remain duly qualified to carry on business and own property in each jurisdiction in which such qualification is necessary to the extent that a failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(c)	Conduct of Business.

The Borrower shall, and shall cause each of the Subsidiaries to, conduct its business in such a manner so as to comply in all respects with all laws and regulations, so as to observe and perform all its obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom (including, without limitation, Environmental Laws and laws relating to the discharge, spill, disposal or emission of Hazardous Materials), in each case, other than where noncompliance, non-observance or non-performance could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of the Subsidiaries to, obtain and maintain all material licenses, certificates of approval, consents, registrations, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business to the extent that a failure to do so could reasonably be expected to have a Material Adverse Effect.

(d)	Use of Proceeds.

The Borrower shall use all of the proceeds of the Drawdowns for the purposes permitted by Section 2.3.

(e)	Long Term Debt to EBITDA.

The Borrower shall maintain or cause to be maintained the ratio of Long Term Debt as at the last day of each Fiscal Quarter to EBITDA for the four consecutive Fiscal Quarters ending on such day in a ratio of less than or equal to 3.5 to 1.

(f)	Debt to Capital.

The Borrower shall at all times maintain or cause to be maintained the ratio of Debt to Capital in a ratio of less than or equal to 0.60 to 1.

(g)	Tangible Net Worth.

The Borrower shall at all times maintain or cause to be maintained Tangible Net Worth in an amount greater than or equal to U.S. $1,250,000,000.

(h)	Insurance.

The Borrower shall, and shall cause each of the Material Subsidiaries to, maintain insurance with respect to its properties and business against loss or damage of the kind customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under such circumstances by such other companies.

(i)	Taxes.

The Borrower shall, and shall cause each of the Material Subsidiaries to, file all material tax returns and tax reports required by law to be filed by it and pay all material taxes, rates, government fees and dues levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable (save and except when and so long as the validity of any such taxes, rates, fees, dues, levies, assessments or imposts is being contested in good faith by appropriate proceedings and adequate reserves are being maintained in accordance with GAAP), and the Borrower shall deliver to the Agent, when requested, written evidence of such filings and payments.

(j)	Books and Records.

The Borrower shall, and shall cause each of the Material Subsidiaries to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries in all material respects of their transactions in such books, set aside on their books from their earnings all such proper reserves as required by GAAP and permit representatives of the Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of the Companies with the officers of the Companies and their auditors during reasonable business hours and upon reasonable notice; provided, however, that absent an Event of Default which is then continuing, all but one such inspection in any 12 month period shall be at the Agent’s expense.

(k)	Environmental Matters.

The Borrower shall, as soon as practicable and in any event within 30 days, notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries from a Governmental Authority relating to the condition of the facilities and properties of the Companies or compliance with Environmental Laws, which claims, complaints, notices or inquiries relate to matters which would have, or may reasonably be expected to have, a Material Adverse Effect, and shall, and shall cause each of the Subsidiaries to, proceed diligently to resolve any such claims, complaints, notices or inquiries relating to compliance with Environmental Laws and provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this provision.

(l)	Notice of Default or Event of Default.

Upon the occurrence of a Default or an Event of Default, the Borrower shall promptly deliver to the Agent a notice specifying the nature and date of occurrence of such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

(m)	Ranking of Obligations.

The Borrower shall at all times ensure that the Obligations rank at least pari passu with the most senior unsecured, unsubordinated Debt of the Borrower.
9.2 Negative Covenants of the Borrower
          So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 14.10) the Majority of the Lenders otherwise consent in writing:
(a)	Encumbrances.

The Borrower shall not, and shall not suffer or permit any of the Subsidiaries to, enter into or grant, create, assume or suffer to exist any Lien affecting any of its property, assets or undertaking, save and except only for the Permitted Liens.

(b)	Corporate Existence.

The Borrower shall not change its jurisdiction of continuation or incorporation. The Borrower shall not, and shall not suffer or permit any of the Material Subsidiaries to, take part in any amalgamation, merger, winding-up, dissolution, capital or corporate reorganization or similar proceeding or arrangement, except that: (i) any of them may amalgamate or merge with any Subsidiary which is a direct or indirect Wholly-Owned Subsidiary of the Borrower, (ii) any Material Subsidiary may wind up into any other Subsidiary or the Borrower if it is a direct Wholly-Owned Subsidiary of the entity or entities into which it is winding up, (iii) any of them may transfer any or all of its assets to any Subsidiary which is a direct or indirect Wholly-Owned Subsidiary of the Borrower, and (iv) the Borrower or any Material Subsidiary may merge or amalgamate with any other person (other than as contemplated in subclauses (i) through (iii), inclusive, of this Section 9.2(b) above) so long as the Borrower or such Material Subsidiary is the surviving entity of such merger or amalgamation; provided that:
(A)	in each case, no Default and no Event of Default shall have occurred and be continuing, or will occur as a result of such transaction, or shall exist immediately after the consummation of such transaction; and

(B)	in each case, where the transaction involves the Borrower, the Borrower, surviving entity or other successor thereto (each, a “Successor”) shall have executed and delivered or caused to be executed and delivered to the Agent such instruments and shall have done or caused to be done such things as, in the reasonable opinion of Lenders’ Counsel, are necessary or advisable to establish that upon the consummation of such transaction: (I) the Successor will have assumed all the covenants and obligations of the Borrower under this Agreement and the other Documents and (II) this Agreement and the other Documents, as the case may be, will be valid and binding obligations of the Successor, entitling the Lenders and the Agent, as against the Successor, to exercise all their respective rights under this Agreement and the other Documents to the same extent that the Lenders and the Agent were entitled to exercise such rights against the Borrower prior to such transaction.
(c)	Change in Operations.

The Borrower shall not materially change the nature or conduct of its consolidated operations as carried on as at the date hereof.

(d)	Disposition of Assets.

During any Fiscal Year, the aggregate net book value of the assets disposed of by the Companies (including any disposition by reason of an expropriation of such assets but excluding any disposition of inventory in the ordinary course of business, any disposition of obsolete, unusable or redundant assets or any disposition to the Borrower or any Subsidiary) shall not exceed 25% of Total Assets as at the last day of the immediately preceding Fiscal Year. Notwithstanding the foregoing but for greater certainty, the disposition of assets as a result of the securitization of assets shall only be included in the foregoing calculation if the assets are transferred to create a securitized asset pool or to increase the overall size of a securitized asset pool but not if the assets are transferred to replenish a depleting securitized asset pool.

(e)	Debt of Subsidiaries.

Debt of Subsidiaries shall not at any time exceed U.S. $650,000,000 in the aggregate.
9.3 Agent May Perform Covenants
          If the Borrower fails to perform any covenants on its part herein contained, subject to any consents or notice or cure periods required by Section 10.1, the Agent may give notice to the Borrower of such failure and if such covenant remains unperformed, the Agent may, in its discretion but need not, perform any such covenant capable of being performed by the Agent and if the covenant requires the payment or expenditure of money, the Agent may, upon having received approval of all Lenders, make such payments or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Agent on behalf of the Lenders and shall bear interest at the applicable interest rate provided in Section 5.8 for amounts due in Canadian Dollars or United States Dollars, as the case may be. No such performance, payment or expenditure by the Agent shall be deemed to relieve the Borrower of any default hereunder or under the other Documents.
ARTICLE 10
EVENTS OF DEFAULT AND ACCELERATION
10.1 Events of Default
          The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:
(a)	a breach of Section 2.16;

(b)	the non-payment of any amount due hereunder (other than the repayment pursuant to Section 2.16) within five Banking Days after notice of non-payment has been given to the Borrower by the Agent;

(c)	the commencement by the Borrower or a Material Subsidiary of proceedings for its dissolution, liquidation or winding up or for the suspension of its operations except as permitted under Section 9.2(b);

(d)	the commencement by any person (other than the Companies) of proceedings for the dissolution, liquidation or winding-up of, or for the suspension of the operations of, the Borrower or a Material Subsidiary unless such proceedings are dismissed or stayed within 20 Banking Days of the commencement thereof;

(e)	the Borrower or any Material Subsidiary:
(i)	admits its inability to pay its debts generally as they become due or fails to pay its debts generally as they become due;

(ii)	files an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute;

(iii)	makes an assignment for the benefit of its creditors;

(iv)	consents to the appointment of a receiver, trustee, sequestrator or other custodian of the whole or any part of its assets;

(v)	files a petition, notice or answer seeking a reorganization, proposal, arrangement, adjustment or composition under applicable bankruptcy laws or any other applicable law or statute; or

(vi)	is adjudged by a court having jurisdiction a bankrupt or insolvent, or a decree or order of a court having jurisdiction is entered for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy with such decree or order remaining in force and undischarged or unstayed for a period of 30 days;
(f)	any representation, warranty or written certification made by any of the Companies in any Document or in any other document, agreement or instrument delivered pursuant hereto or referred to herein proves to have been incorrect in any material respect when made or furnished except to the extent that the circumstances giving rise to this Event of Default are cured within 10 Banking Days of the occurrence thereof;

(g)	a writ, execution, attachment or similar process is issued or levied against all or any portion of the property or assets of the Borrower or any Material Subsidiary in connection with any judgment against the Borrower or any Material Subsidiary in an amount exceeding Cdn. $40,000,000 or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

(h)	the breach or failure of due observance or performance by the Borrower of any of Sections 9.1(e), (f) or (g) or 9.2(d);

(i)	the breach or failure of due observance or performance by the Borrower of any covenant or provision of this Agreement other than those heretofore or hereafter dealt with in this Section 10.1, or the breach or failure of due observance or performance by any of the Companies of any covenant or provision of any other Document (including, without limitation, the Agency Fee Agreement), which is not remedied within 10 Banking Days after written notice to do so has been given by the Agent to the Borrower;

(j)	one or more encumbrancers, lienors or landlords take possession of property or assets of the Borrower or any Material Subsidiary in respect of a claim in excess of Cdn. $40,000,000 or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency or attempt to enforce their security or other remedies against any part of the property or assets of the Borrower or any Material Subsidiary in respect of a claim in excess of Cdn. $40,000,000 or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency and such possession or enforcement is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

(k)	an event of default (after the expiry of all applicable grace periods) under any one or more agreements, indentures or instruments under which the Borrower or any Material Subsidiary has outstanding Debt in excess of Cdn. $40,000,000 or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency shall happen and be continuing without being cured or discharged by repayment, or any Debt of the Borrower or any Material Subsidiary in excess of Cdn. $40,000,000 or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency which is payable on demand is not paid on demand;

(l)	this Agreement is determined by a court of competent jurisdiction not to be valid and enforceable by the Agent and the Lenders against the Borrower, and this Agreement has not been replaced by a valid and enforceable document which is prepared by the Agent and presented to the Borrower and is equivalent in effect and commercial terms (where possible) to this Agreement (other than its; validity and enforceability) and is executed and delivered by the Borrower within thirty days following such presentment;

(m)	any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of the Equivalent Amount in United States Dollars of Cdn. $40,000,000 (or the equivalent thereof in any other currency) which it shall have become liable to pay under Section 4062, 4063 or 4064 of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any ERISA Affiliate, any plan administrator or any combination of the foregoing if such termination would result in a Material Adverse Effect; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA)

in respect of, or to cause a trustee to be appointed to administer any Plan, if such action by the PBGC would result in a Material Adverse Effect; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of section 42l9(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Affiliates to incur a current annual payment obligation in excess of the Equivalent Amount in United States Dollars of Cdn. $40,000,000 (or the equivalent thereof in any other currency); or

(n)	any person alone or acting jointly in concert with any other person shall own more than one-half of the outstanding voting securities of the Borrower.
10.2 Acceleration
          If any Event of Default shall occur and for so long as it is continuing:
(a)	the entire principal amount of all Loans then outstanding and all accrued and unpaid interest thereon,

(b)	an amount equal to the aggregate face amount at maturity of all Bankers’ Acceptances issued by the Borrower which are unmatured, and

(c)	all other Obligations outstanding hereunder,
shall, at the option of the Agent in accordance with Section 13.11 or upon the request of the Majority of the Lenders, become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by the Borrower). In such event and if the Borrower does not immediately pay all such amounts upon receipt of such notice, either the Lenders (in accordance with the proviso in Section 13.11(a)) or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the other Documents and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.
10.3 Conversion on Default
          Upon the occurrence of an Event of Default in respect of the Borrower, the Agent on behalf of the Lenders may convert, at the Equivalent Amount, if applicable, a U.S. Base Rate Loan or Libor Loan owing by the Borrower, to a Canadian Prime Rate Loan. Interest shall accrue on each such Canadian Prime Rate Loan at the rate specified in Section 5.1 with interest on all overdue interest at the same rate, such interest to be calculated daily and payable on demand.
10.4 Remedies Cumulative and Waivers
          For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lenders and the Agent hereunder or under any other Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by, as applicable, the Majority of the Lenders, the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by, as applicable, the Majority of the Lenders, the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Document as a result of any other default or breach hereunder or thereunder.
10.5 Termination of Lenders’ Obligations
          The occurrence and continuance of a Default or an Event of Default shall relieve the Lenders of all obligations to provide any further Drawdowns, Rollovers or Conversions to the Borrower hereunder; provided that the foregoing shall not prevent the Lenders or the Agent from disbursing money or effecting any Conversion which, by the terms hereof, they are entitled to effect, or any Conversion or Rollover requested by the Borrower and acceptable to all of the Lenders and the Agent.
ARTICLE 11
CHANGE OF CIRCUMSTANCES
11.1 Market Disruption Respecting Libor Loans
          In the event that at any time subsequent to the giving of a Drawdown Notice, Rollover Notice or Conversion Notice to the Agent by the Borrower with regard to any requested Libor Loan, but before the date of the Drawdown, Rollover or Conversion, as the case may be, the Agent (acting reasonably) makes a determination, which shall be conclusive and binding upon the Borrower, that:
(a)	by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest with respect to, or deposits are not available in sufficient amounts in the ordinary course of business at the rate determined hereunder to fund, a requested Libor Loan during the ensuing Interest Period selected;

(b)	the making or continuing of the requested Libor Loan by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally; or

(c)	the Libor Rate shall no longer represent the effective cost to any Lender of United States Dollar deposits in such market for the relevant Interest Period, then the Agent shall give notice thereof to the Borrower as soon as possible after such determination and the Borrower shall, within one Banking Day after receipt of such notice and in replacement of the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, previously given by the Borrower, give the Agent a Drawdown Notice or a Conversion Notice, as the case may be, which specifies the Drawdown of any other Loan or the Conversion of the relevant Libor Loan on the last day of the applicable Interest Period into any other Loan which would not be affected by the notice from the Agent pursuant to this Section 11.1. In the event the Borrower fails to give, if applicable, a valid replacement Conversion Notice with respect to the maturing Libor Loans which were the subject of a Rollover Notice, such maturing Libor Loans shall be converted on the last day of the applicable Interest Period into U.S. Base Rate Loans as if a Conversion Notice had been given to the Agent by the Borrower pursuant to the provisions hereof. In the event the Borrower fails to give, if applicable, a valid replacement Drawdown Notice with respect to a Drawdown originally requested by way of a Libor Loan, then the Borrower shall be deemed to have requested a Drawdown by way of a U.S. Base Rate Loan in the amount specified in the original Drawdown Notice and, on the originally requested Drawdown Date, the Lenders (subject to the other provisions hereof) shall make available the requested amount by way of a U.S. Base Rate Loan.

11.2 Market Disruption Respecting Bankers’ Acceptances
          If the Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that:
(a)	there no longer exists an active market for bankers’ acceptances accepted by the Lenders; or

(b)	the BA Discount Rate does not accurately reflect the discount rate which would be applicable to a sale of Bankers’ Acceptances in the market;
then:
(c)	the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Advances from any Lender shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower;

(d)	any outstanding Drawdown Notice requesting Loans by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Drawdown Notice requesting Loans by way of Canadian Prime Rate Loans in the amount specified in the original Drawdown Notice;

(e)	any outstanding Conversion Notice requesting a Conversion of a Loan by way of U.S. Base Rate Loans or Libor Loans into a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Conversion Notice requesting a Conversion of such Loan into a Loan by way of Canadian Prime Rate Loan; and

(f)	any outstanding Rollover Notice requesting a Rollover of a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Conversion Notice requesting a Conversion of such Loan into a Loan by way of Canadian Prime Rate Loan.
The Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower’s right to request the Bankers’ Acceptances or BA Equivalent Advances and of any termination of any such suspension.
11.3 Change in Law
     (1) If the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such court, Governmental Authority or other entity in each case after the date hereof:
(a)	subjects such Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes (other than Taxes on such Lender’s overall income or capital), or changes the basis of taxation of payments due to such Lender, or increases any existing Taxes (other than Taxes on such Lender’s overall income or capital) on payments of principal, interest or other amounts payable by the Borrower to such Lender under this Agreement;

(b)	imposes, modifies or deems applicable any reserve, liquidity, special deposit, regulatory or similar requirement against assets or liabilities held by, or deposits in or for the account of, or loans by such Lender, or any acquisition of funds for loans or commitments to fund loans or obligations in respect of undrawn, committed lines of credit or in respect of Bankers’ Acceptances accepted by such Lender;

(c)	imposes on such Lender or requires there to be maintained by such Lender any capital adequacy or additional capital requirements (including, without limitation, a requirement which affects such Lender’s allocation of capital resources to its obligations) in respect of any Loan or obligation of such Lender hereunder, or any other condition with respect to this Agreement; or

(d)	directly or indirectly affects the cost to such Lender of making available, funding or maintaining any Loan (other than changes in Taxes on such Lender’s overall income) or otherwise imposes on such Lender any other condition or requirement affecting this Agreement or any Loan or any obligation of such Lender hereunder;
and the result of (a), (b), (c) or (d) above, in the sole determination of such Lender acting in good faith, is:
(e)	to increase the cost to such Lender of performing its obligations hereunder with respect to any Loan;

(f)	to reduce any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital in respect of any Loan or the Credit Facility;

(g)	to reduce the standby fees payable to such Lender pursuant to Section 5.6; or

(h)	to cause such Lender to make any payment with respect to or to forego any return on or calculated by reference to, any amount received or receivable by such Lender hereunder with respect to any Loan or the Credit Facility;
such Lender shall determine that amount of money which shall compensate the Lender for such increase in cost, payments to be made or reduction in income or return or interest foregone (herein referred to as “Additional Compensation”). Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section, such Lender shall promptly so notify the Borrower and the Agent. The relevant Lender shall provide the Borrower and the Agent with a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower shall pay to such Lender within 10 Banking Days of the giving of such notice such Lender’s Additional Compensation. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section are then applicable notwithstanding that any Lender has previously been paid any Additional Compensation.
     (2) Each Lender agrees that it will not claim Additional Compensation from the Borrower under Section 11.3(1):
(a)	if it is not generally claiming similar compensation from its other customers in similar circumstances; or

(b)	in respect of any period greater than 9 months prior to the delivery of notice in respect thereof by such Lender, unless the adoption, change or other event or circumstance giving rise to the claim for Additional Compensation is retroactive or is retroactive in effect.
11.4 Prepayment of Portion
          In addition to the other rights and options of the Borrower hereunder and notwithstanding any contrary provisions hereof, if a Lender gives the notice provided for in Section 11.3 with respect to any Loan (an “Affected Loan”), the Borrower may, upon 2 Banking Days notice to that effect given to such Lender and the

Agent (which notice shall be irrevocable), prepay in full without penalty such Lender’s Rateable Portion of the Affected Loan outstanding together with accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment, such Additional Compensation as may be applicable to the date of such payment and all costs, losses and expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Affected Loan or any part thereof on other than the last day of the applicable Interest Period, and upon such payment being made that Lender’s obligations to make such Affected Loans to the Borrower under this Agreement shall terminate.
11.5 Illegality
          If a Lender determines, in good faith, that the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such court, Governmental Authority or other entity, now or hereafter makes it unlawful or impossible for any Lender to make, fund or maintain a Loan under the Credit Facility or to give effect to its obligations in respect of such a Loan, such Lender may, by written notice thereof to the Borrower and to the Agent declare its obligations under this Agreement in respect of such Loan to be terminated whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either effect a Conversion of such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan together with accrued interest, such Additional Compensation as may be applicable with respect to such Loan to the date of such payment and all costs, losses and expenses incurred by the Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. If any such change shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and the Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Agent, the other Lenders or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated.
ARTICLE 12
COSTS, EXPENSES AND INDEMNIFICATION
12.1 Costs and Expenses
          The Borrower shall pay promptly upon notice from the Agent all reasonable out-of-pocket costs and expenses of the Lenders and the Agent in connection with the Documents and the establishment of the Credit Facility, including, without limitation, in connection with preparation, printing, execution and delivery of this Agreement and the other Documents whether or not any Drawdown has been made hereunder, and also including the reasonable fees and out-of-pocket costs and expenses of Lenders’ Counsel with respect thereto and with respect to advising the Agent and the Lenders as to their rights and responsibilities under this Agreement and the other Documents. Except for ordinary expenses of the Lenders and the Agent relating to the day-to-day administration of this Agreement, the Borrower further agrees to pay within 15 days of demand by the Agent all reasonable out-of-pocket costs and expenses in connection with the preparation or review of waivers, consents and amendments pertaining to this Agreement, and in connection with the establishment of the validity and enforceability of this Agreement and the preservation or enforcement of rights of the Lenders and the Agent under this Agreement and other Documents, including all reasonable out-of-pocket costs and expenses sustained by the Lenders and the Agent as a result of any failure by the Borrower to perform or observe any of its obligations hereunder or in connection with any action, suit or proceeding (whether or not an Indemnified Party (as referred to in Section 12.2 or

Section 12.3) is a party or subject thereto), together with interest thereon from and after such 15th day if such payment is not made by such time.
12.2 General Indemnity
          In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, the Borrower shall indemnify each Indemnified Party and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any loss of profits or fees anticipated hereunder, any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of a Loan and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with the Credit Facility or the Documents, including as a result of or in connection with:
(a)	any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund or maintain any Loan as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)	subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c)	the Borrower’s failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(d)	the Borrower’s repayment or prepayment of a Libor Loan otherwise than on the last day of its Interest Period;

(e)	the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(f)	the Borrower’s failure to give any notice required to be given by it to the Agent or the Lenders hereunder;

(g)	the failure of the Borrower to make any other payment due hereunder;

(h)	any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Article 8;

(i)	any failure of the Borrower to observe or fulfil its obligations under Article 9;

(j)	any failure of the Borrower to observe or fulfil any other Obligation not specifically referred to above; or

(k)	the occurrence of any Default or Event of Default in respect of the Borrower, provided that this Section 12.2 shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of: (i) the willful misconduct or gross negligence of such Indemnified Party; or (ii) the intentional failure of the Lender which is the Indemnified Party (or with which such Indemnified Party is an Affiliate or otherwise related) to advance funds hereunder when all conditions precedent to a Drawdown hereunder have been satisfied. The provisions of this Section shall survive repayment of the Obligations.

12.3 Judgment Currency
     (1) If for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section referred to as the “Judgment Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:
(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date; or

(b)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter in this Section referred to as the “Judgment Conversion Date”).
     (2) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.3(1)(b), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.
     (3) Any amount due from the Borrower under the provisions of Section 12.3(2) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.
     (4) The term “rate of exchange” in this Section 12.3 means the noon rate of exchange for Canadian interbank transactions in Canadian Dollars or United States Dollars, as the case may be, in the Judgment Currency published by the Bank of Canada for the day in question, or if such rate is not so published by the Bank of Canada, such term shall mean the Equivalent Amount of the Judgment Currency.
12.4 Limits on Liability of Indemnified Parties
          No Indemnified Party shall have any liability to the Borrower, any Subsidiary or any person asserting claims on behalf of, or in right of, the Borrower or any Subsidiary thereof in connection with or as a result of the Credit Facility, this Agreement or any other Documents or any transaction contemplated hereby or thereby, except to the extent (and only to the extent) that any losses, claims, damages, liabilities or expenses incurred by the Borrower, such Subsidiary or other person are determined by a final non-appealable judgment of a court of competent jurisdiction to have (a) resulted solely by reason of the gross negligence or wilful misconduct of such Indemnified Party or (b) in respect only of a Lender, resulted from the intentional failure of such Lender to advance funds under its Commitment when all conditions precedent to a Drawdown have been satisfied. In any event, and notwithstanding the foregoing or any other provision hereof or of the other Documents to the contrary, no Indemnified Party shall be liable for any special, indirect, consequential or punitive damages in connection with or as a result of the Credit Facility, this Agreement or any other Document or any transaction contemplated hereby or thereby.

ARTICLE 13
THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY
13.1 Authorization and Action
     (1) Each Lender hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf to exercise such rights or powers granted to the Agent or the Lenders under this Agreement to the extent specifically provided herein and on the terms hereof, together with such powers as are reasonably incidental thereto and the Agent hereby accepts such appointment and authorization. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but, subject to Section 14.10, shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority of the Lenders and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity or which could result in the Agent’s incurring any costs and expenses, without provision being made for indemnity of the Agent by the Lenders against any loss, liability, cost or expense incurred, or to be incurred or which is contrary to this Agreement or applicable law.
     (2) The Lenders agree that all decisions as to actions to be or not to be taken, as to consents or waivers to be given or not to be given, as to determinations to be made and otherwise in connection with this Agreement and the Documents, shall be made upon the decision of the Majority of the Lenders except in respect of a decision or determination where it is specifically provided in this Agreement that “all of the Lenders” or “the Lenders” or words to similar effect, or the Agent alone, is to be responsible for same. Each of the Lenders shall be bound by and agrees to abide by and adopt all decisions made as aforesaid and covenants in all communications with the Borrower to act in concert and to join in the action, consent, waiver, determination or other matter decided as aforesaid.
13.2 Procedure for Making Loans
     (1) The Agent shall make Loans available to the Borrower as required hereunder by debiting the account of the Agent to which the Lenders’ Rateable Portions of such Loans have been credited in accordance with Section 2.12 (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by crediting the United States Dollar or Canadian Dollar account of the Borrower, as applicable, at the Agent or, at the expense of the Borrower, transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, in respect of each Loan; provided that the obligation of the Agent hereunder to effect such a transfer shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Agent shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Loan to reach the designated destination.
     (2) Unless the Agent has been notified by a Lender at least one Banking Day prior to the Drawdown Date, Rollover Date or Conversion Date, as the case may be, requested by the Borrower that such Lender will not make available to the Agent its Rateable Portion of such Loan, the Agent may assume that such Lender has made or will make such portion of the Loan available to the Agent on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, in accordance with the provisions hereof and the Agent may, but shall be in no way obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made its Rateable Portion of a Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such Lender’s Rateable Portion of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable hereunder by the Borrower in respect of such Loan or, in the case of funds made available in anticipation of a Lender remitting proceeds of a Bankers’ Acceptance, at the rate of interest per annum applicable to Canadian Prime Rate Loans) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, it shall repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be conclusive and binding evidence thereof in the absence of manifest error. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Rateable Portion of the Loan for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of such Loan on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, but no Lender shall be responsible for the failure of any other Lender to make the Rateable Portion of any Loan to be made by such other Lender on the date of any Drawdown, Rollover or Conversion, as the case may be.
13.3 Remittance of Payments
          Except for amounts payable to the Agent for its own account, forthwith after receipt of any repayment pursuant hereto or payment of interest or fees pursuant to Article 5 or payment pursuant to Article 7, the Agent shall remit to each Lender its Rateable Portion of such payment; provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Rateable Portion of such payment and the Borrower fails to make such payment, each of the Lenders on receipt of such remittance from the Agent agrees to repay to the Agent forthwith on demand an amount equal to the remittance together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner applicable to the Loan in respect of which such payment is made, or, in the case of a remittance in respect of Bankers’ Acceptances, at the rate of interest applicable to Canadian Prime Rate Loans for each day from the date such amount is remitted to the Lenders without prejudice to any right such Lender may have against the Borrower. The exact amount of the repayment required to be made by the Lenders pursuant hereto shall be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error.
13.4 Redistribution of Payment
          Each Lender agrees that:
(a)	if the Lender exercises any security against or right of counter-claim, set off or banker’s lien or similar right with respect to the property of the Borrower or if under any applicable bankruptcy, insolvency or other similar law it receives a secured claim and collateral for which it is, or is entitled to exercise any set-off against, a debt owed by it to the Borrower, the Lender shall apportion the amount thereof proportionately between:
(i)	such Lender’s Rateable Portion of all outstanding Obligations owing by the Borrower (including the face amounts at maturity of Bankers’ Acceptances accepted by the Lenders), which amounts shall be applied in accordance with Section 13.4(b); and

(ii)	amounts otherwise owed to such Lender by the Borrower,
provided that (i) any cash collateral account held by such Lender as collateral for a letter of credit or bankers’ acceptance (other than a Bankers’ Acceptance) issued or accepted by such Lender on behalf of the Borrower may be applied by such Lender to such amounts owed by the Borrower to such Lender pursuant to such letter of credit or in respect of any such bankers’ acceptance without apportionment and (ii) these provisions do not apply to:
(A)	a right or claim which arises or exists in respect of a loan or other debt in respect of which the relevant Lender holds a Lien which is a Permitted Encumbrance;

(B)	cash collateral provided, or the exercise of rights of counterclaim, set-off or banker’s lien or similar rights, in respect of account positioning arrangements for the Borrower and its Subsidiaries provided by a Lender in the ordinary course of business or in respect of other cash management services provided by a Lender in the ordinary course of business;

(C)	any reduction in amounts owing to the Borrower or a Subsidiary upon the termination of Hedging Instruments entered into with the relevant Lender or its Affiliates; or

(D)	any payment to with a Lender is entitled as a result of any credit derivative or other form of credit protection obtained by such Lender;
(b)	if, in the aforementioned circumstances, the Lender, through the exercise of a right, or the receipt of a secured claim described in Section 13.4(a) above or otherwise, receives payment of a proportion of the aggregate amount of Obligations due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate Obligations due to the Lenders (having regard to the respective Rateable Portions of the Lenders), the Lender receiving such proportionately greater payment shall purchase, on a non-recourse basis at par, and make payment for a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in the outstanding Loans of the other Lender or Lenders so that their respective receipts shall be pro rata to their respective Rateable Portions; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered by or on behalf of the Borrower or any trustee, liquidator, receiver or receiver-manager or person with analogous powers from the purchasing Lender, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to the extent of such recovery, but without interest unless the purchasing Lender is required to pay interest on such amount, in which case each selling Lender shall reimburse the purchasing Lender pro rata in relation to the amounts received by it. Such Lender shall exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claims; and

(c)	if the Lender does, or is required to do, any act or thing permitted by Section 13.4(a) or (b) above, it shall promptly provide full particulars thereof to the Agent.
13.5 Duties and Obligations
          Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent and trustee for and on behalf of such persons) shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:
(a)	may assume that there has been no assignment or transfer by any means by the Lenders of their rights hereunder, unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives from the assignee an executed Assignment Agreement providing, inter alia, that such assignee is bound hereby as it would have been if it had been an original Lender party hereto;

(b)	may consult with legal counsel (including receiving the opinions of Borrower’s counsel and Lenders’ Counsel required hereunder), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)	shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, facsimile transmission, electronic mail or other electronic means of communication which may generate a written record thereof) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any person upon a certificate signed by or on behalf of such person;

(f)	shall not be bound to disclose to any other person any information relating to the Borrower, any of its Subsidiaries or any other person if such disclosure would or might in its opinion constitute a breach of any applicable law, be in default of the provisions hereof or be otherwise actionable at the suit of any other person; and

(g)	may refrain from exercising any right, power or discretion vested in it which would or might in its reasonable opinion be contrary to any applicable law or any directive or otherwise render it liable to any person, and may do anything which is in its reasonable opinion necessary to comply with such applicable law.
Further, the Agent (i) does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the representations and warranties of the Borrower herein or the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.
13.6 Prompt Notice to the Lenders
          Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of Agent hereunder.
13.7 Agent’s and Lenders’ Authorities
          With respect to its Commitment and the Drawdowns, Rollovers, Conversions and Loans made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. Subject to the express provisions hereof relating to the rights and obligations of the Agent and the Lenders in such capacities, the Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Subsidiaries or any corporation or other entity owned or controlled by any of them and any person which may do business with any of them without any duties to account therefor to the Agent or the other Lenders and, in the case of the Agent, all as if it was not the Agent hereunder.
13.8 Lender Credit Decision
          It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries. Each Lender represents to the Agent that it is engaged in the business of making and evaluating the risks associated with commercial revolving or term loans, or both, to corporations similar to the Borrower, that it can bear the economic risks related to the transaction contemplated hereby, that it has had access to all information deemed necessary by it in making such decision (provided that this representation shall not impair its rights against the Borrower) and that it is entering into this Agreement in the ordinary course of its commercial lending business. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Subsidiaries. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement. Each Lender hereby covenants and agrees that, subject to Section 13.4, it will not make any arrangements with the Borrower for the satisfaction of any Loans or other Obligations without the consent of all the other Lenders.
13.9 Indemnification of Agent
          The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower), on a pro rata basis in accordance with their respective Commitment as a proportion of the aggregate of all outstanding Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under or in respect of this Agreement in its capacity as Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. If the Borrower subsequently repays all or a portion of such amounts to the Agent, the Agent shall reimburse the Lenders their pro rata shares (according to the amounts paid by them in respect thereof) of the amounts received from the Borrower. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its portion (determined as above) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.
13.10 Successor Agent
          The Agent may, as hereinafter provided, resign at any time by giving 45 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall, after soliciting the view of the Borrower, have the right to appoint another Lender as a successor agent (the “Successor Agent”) who shall be acceptable to the Borrower, acting reasonably. If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a Successor Agent who shall be a Lender acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit as to any actions taken or omitted to be taken by it as Agent or in its capacity as Agent while it was Agent hereunder.
13.11 Taking and Enforcement of Remedies
          Each of the Lenders hereby acknowledges that, to the extent permitted by applicable law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority of the Lenders regardless of whether acceleration was made pursuant to Section 10.2. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Credit Facility, including, without limitation, any acceleration under Section 10.2, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority of the Lenders; provided that, notwithstanding the foregoing, if (a) the Agent, having been adequately indemnified against costs and expenses of so doing by the Lenders, shall fail to carry out any such instructions of the Majority of the Lenders, any Lender may do so on behalf of all Lenders and shall, in so doing, be entitled to the benefit of all protections given the Agent hereunder or elsewhere, and (b) in the absence of instructions from the Majority of the Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders or any of them take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority of the Lenders, or upon a Lender or the Agent taking action as aforesaid, it shall cooperate fully with the Lender or the Agent to the extent requested by the Lender or the Agent in the collective realization including, without limitation, and, if applicable, the appointment of a receiver, or receiver and manager to act for their collective benefit. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section; and each of the Lenders hereby covenants and agrees that, subject to Section 5.7, Section 13.4 and Section 9.2(a) it has not heretofore and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facility, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.
          With respect to any enforcement, realization or the taking of any rights or remedies to enforce the rights of the Lenders hereunder, the Agent shall be a trustee for each Lender, and all monies received from time to time by the Agent in respect of the foregoing shall be held in trust and shall be trust assets within the meaning of applicable bankruptcy or insolvency legislation and shall be considered for the purposes of such legislation to be held separate and apart from the other assets of the Agent, and each Lender shall be entitled to their Rateable Portion of such monies. In its capacity as trustee, the Agent shall be obliged to exercise only the degree of care it would exercise in the conduct and management of its own business and in accordance with its usual practice concurrently employed or hereafter instituted for other substantial commercial loans.
13.12 Reliance Upon Agent
          The Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to this Agreement, and the Borrower shall generally be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.
13.13 No Liability of Agent
          The Agent shall have no responsibility or liability to the Borrower on account of the failure of any Lender to perform its obligations hereunder (unless such failure was caused, in whole or in part, by the Agent’s failure to observe or perform its obligations hereunder), or to any Lender on account of the failure of the Borrower or any Lender to perform its obligations hereunder.
13.14 Article for Benefit of Agent and Lenders
          The provisions of this Article 13 which relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and, except to the extent provided in Sections 13.1, 13.2, 13.6, 13.10, 13.11, 13.12, 13.13 and this Section 13.14, the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions. Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower.
ARTICLE 14
GENERAL
14.1 Exchange and Confidentiality of Information
     (1) The Borrower agrees that the Agent and each Lender may provide any assignee or participant or any bona fide prospective assignee or participant pursuant to Sections 14.6 or 14.7 with any information concerning the financial condition of the Borrower and its Subsidiaries provided such party agrees in writing with the Agent or such Lender for the benefit of the Borrower to be bound by a like duty of confidentiality to that contained in this Section.
     (2) Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the Borrower pursuant hereto (the “Information”) and agrees to prevent the disclosure thereof provided, however, that:
(a)	the Agent and the Lenders may disclose all or any part of the Information if, in their reasonable opinion, such disclosure is required: (i) by their respective auditors, or (ii) in connection with any actual or threatened judicial, administrative or governmental proceedings (including proceedings initiated under or in respect of this Agreement or upon the request of its independent auditors or a Governmental Authority having jurisdiction over it);

(b)	the Agent and the Lenders shall incur no liability in respect of any Information required to be disclosed by any applicable law, or by applicable treaty, order, policy or directive having the force of law, to the extent of such requirement;

(c)	the Agent and the Lenders may provide Lenders’ Counsel and their other agents and professional advisors with any Information; provided that such persons shall be under a like duty of confidentiality to that contained in this Section 14.1;

(d)	the Agent and each of the Lenders shall incur no liability in respect of any Information: (i) which is or becomes readily available to the public (other than by a breach hereof) or which has been made readily available to the public by the Borrower or its Subsidiaries, (ii) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower, lawfully in the Agent’s or Lender’s possession and not then subject to any obligation on its part to the Borrower to maintain confidentiality, or (iii) which the Agent or the relevant Lender received from a third party who was not, to the knowledge of the Agent or such Lender, under a duty of confidentiality to the Borrower at the time the information was so received;

(e)	the Agent and the Lenders may disclose the Information to other financial institutions and other persons in connection with the assignment by a Lender of the Credit Facility or the granting by a Lender of a participation in the Credit Facility where such financial institution or other person agrees to be under a like duty of confidentiality to that contained in this Section; and

(f)	the Agent and the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to initiate any lawsuit against the Borrower or to defend any lawsuit commenced by the Borrower the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit.
14.2 Nature of Obligation under this Agreement
     (1) The obligations of each Lender and of the Agent under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.
     (2) Neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.
14.3 Notices
          Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by facsimile transmission or other electronic means of communication addressed to the respective parties as follows:
To the Borrower:

Potash Corporation of Saskatchewan Inc. Suite 500, 122 1st Avenue South Saskatoon, Saskatchewan S7K 7G3

Attention: Chief Financial Officer Facsimile No.: (306) 933-8888

To the Agent:

The Bank of Nova Scotia Wholesale Banking Operations Loan Administration and Agency Services 720 King Street West, 3rd Floor Toronto, Ontario

M5V 2T3 Canada

Attention: Andrew Yiu or John Hall Facsimile No.: (416) 866-5991

To each Lender: As set forth in the most recent administrative questionnaire or other written notification provided to the Agent by such Lender (a copy of which shall be provided to the Borrower upon request to the Agent)
or to such other address or facsimile number as any party may from time to time notify the others in accordance with this Section. Any demand, notice or communication made or given by personal delivery or by facsimile transmission or other electronic means of communication during normal business hours at the place of receipt on a Banking Day shall be conclusively deemed to have been made or given at the time of actual delivery or transmittal, as the case may be, on such Banking Day. Any demand, notice or communication made or given by personal delivery or by facsimile transmission or other electronic means of communication after normal business hours at the place of receipt or otherwise than on a Banking Day shall be conclusively deemed to have been made or given at 9:00 a.m. (Toronto time) on the first Banking Day following actual delivery or transmittal, as the case may be.
14.4 Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.
14.5 Benefit of the Agreement
          This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective successors and permitted assigns.
14.6 Assignment
          Any Lender may, without consent during the continuance of an Event of Default and at all other times with the prior written consent of each of the Borrower and the Agent, which consents shall not be unreasonably withheld or delayed, sell, assign, transfer or grant an interest in its Commitment, its Rateable Portion of the Loans and its rights under the Documents; provided that, except during the continuance of an Event of Default or except with the consent of the Borrower and the Agent, such consents not to be unreasonably withheld or delayed, no Lender shall, without the consent of the Borrower and the Agent, sell, assign, transfer or grant an interest in its Commitment if the effect of the same would be to have a Lender with a Commitment of less than U.S. $25,000,000 (such amount to be reduced in proportion to any partial reductions in the Credit Facility), and further provided that, it shall be a precondition to any such sale, assignment, transfer or grant that the contemplated assignee Lender shall have paid to the Agent, for the Agent’s own account, a transfer fee of U.S. $3,500.00. Upon any such sale, assignment, transfer or grant, the granting Lender shall have no further obligation hereunder with respect to such interest. Upon any such sale, assignment, transfer or grant, the granting Lender, the new Lender, the Agent and the Borrower shall execute and deliver an Assignment Agreement. Subject to the provisions of Section 9.2(b), the Borrower shall not assign its rights or obligations hereunder without the prior written consent of all of the Lenders.

14.7 Participations
          Any Lender may, without the consent of the Borrower, grant one or more participations in its Commitment and its Rateable Portion of the Loans to other persons, provided that the granting of such a participation shall be at the Lender’s own cost and shall not affect the obligations of such Lender hereunder nor shall it increase the costs to the Borrower hereunder or under any of the other Documents. No such participant shall by virtue of such participations be party to this Agreement.
14.8 Severability
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.9 Whole Agreement
          This Agreement and the other Documents constitute the whole and entire agreement between the parties hereto regarding the subject matter hereof and thereof and cancel and supersede any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof.
14.10 Amendments and Waivers
          Any provision of this Agreement and the other Documents may be amended only if the Majority of the Lenders so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Majority of the Lenders so agree in writing, but:
(a)	an amendment or waiver which changes or relates to (i) the amount or type of the Loans available hereunder (or decreases in the periods of notice for Drawdowns, Conversions, Rollovers or voluntary prepayment of Loans) or any Lender’s Commitment, (ii) decreases in the rates of interest, Bankers’ Acceptance fees or standby fees, or deferral of the dates of payment of interest, Bankers’ Acceptance fees, standby fees or mandatory repayments of principal, (iii) Section 2.3, Section 2.4, Section 2.16, Section 2.17 or Section 2.18, (iv) decreases in the amount of or deferral of the dates of payment of other amounts payable hereunder (other than fees payable for the account of Agent), (v) the subordination of any of the Obligations, (vi) the definition of “Majority of the Lenders”, (vii) any provision hereof contemplating or requiring consent, approval or agreement of “all Lenders”, “the Lenders” or similar expressions or permitting waiver of conditions or covenants or agreements by “all Lenders”, “the Lenders” or similar expressions, (viii) the definition of “Event of Default” or (ix) this Section, shall require the agreement or waiver of all the Lenders; and

(b)	an amendment or waiver which changes or relates to the rights and/or obligations of the Agent shall also require the agreement of the Agent thereto.
Any such waiver and any consent by the Agent, any Lender, the Majority of the Lenders or all of the Lenders under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.
14.11 Further Assurances
          The Borrower, the Lenders and the Agent shall promptly cure any defect by it in the execution and delivery of this Agreement, the other Documents or any of the agreements provided for hereunder to which it is a party. The Borrower, at its expense, shall promptly execute and deliver to the Agent, upon request by the Agent (acting reasonably), all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Borrower’s compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder.
14.12 Attornment
          The parties hereto each hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in regard to legal proceedings relating to the Documents. For the purpose of all such legal proceedings, this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of any party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.
14.13 Time of the Essence
          Time shall be of the essence of this Agreement.
14.14 Credit Agreement Governs
          In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.
[The remainder of this page has been intentionally left blank.]

14.15 Counterparts
          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
          IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ Wayne R. Brownlee
	Name:	Wayne R. Brownlee
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Denis Sirois
	Name:	Denis Sirois
	Title:	Vice President and Corporate Controller

LENDERS: THE BANK OF NOVA SCOTIA
By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Director

By:	/s/ Richard Lee
	Name:	Richard Lee
	Title:	Managing Director

ROYAL BANK OF CANADA
By:	/s/ Pascal Muzard
	Name:	Pascal Muzard
	Title:	Authorized Signatory

BANK OF MONTREAL
By:	/s/ Sean Galloway
	Name:	Sean Galloway
	Title:	Vice President

AGENT: THE BANK OF NOVA SCOTIA, in its capacity as the Agent
By:	/s/ Jeff Cebryk
	Name:	Jeff Cebryk
	Title:	Director

By:	/s/ Richard Lee
	Name:	Richard Lee
	Title:	Managing Director

SCHEDULE A

LENDERS AND COMMITMENTS

Lender	Commitments
The Bank of Nova Scotia	Commitment:
U.S. $250,000,000

Royal Bank of Canada	Commitment:
U.S. $250,000,000

Bank of Montreal	Commitment:
U.S. $250,000,000

SCHEDULE B
LENDER ASSIGNMENT AGREEMENT
THIS LENDER ASSIGNMENT AGREEMENT is made as of the • day of •,•
BETWEEN:
          •
          (hereinafter referred to as the “Assignor”),
OF THE FIRST PART,
- and -
          •
          (hereinafter referred to as the “Assignee”),
OF THE SECOND PART,
- and -
THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),
OF THE THIRD PART.
          WHEREAS the Assignor is a Lender under the Credit Agreement made as of May 29, 2008 between Potash Corporation of Saskatchewan Inc. (the “Borrower”), the Lenders and the Agent, (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”);
          AND WHEREAS the Assignor has agreed to assign and transfer to the Assignee certain rights under the Credit Agreement in compliance with the Credit Agreement, and the Assignee has agreed to accept such rights and assume certain obligations of the Assignor under the Credit Agreement;
          AND WHEREAS this Agreement is delivered to the Assignee pursuant to Section 14.6 of the Credit Agreement.
          NOW THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the parties hereby agree as follows:
1. INTERPRETATION
(a)	In this Agreement, including the recitals, capitalized terms used herein, and not otherwise defined herein, shall have the same meanings attributed thereto as set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:

(i)	“Assigned Commitment” has the meaning set forth in Section 2 hereof;

(ii)	“Assigned Interests” has the meaning set forth in Section 2 hereof; and

(iii)	“Assumed Obligations” has the meaning set forth in Section 4 hereof.
(b)	The division of this Agreement into Articles, Sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)	In this Agreement:
(i)	the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer, unless otherwise specified, to this Lender Assignment Agreement taken as a whole and not to any particular section, subsection or paragraph;

(ii)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa; and

(iii)	words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.
(d)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario, without prejudice to the rights of the parties to take proceedings in any other jurisdictions.

(e)	If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, it shall not affect the validity, legality or enforceability of any such provision in any other jurisdiction or the validity, legality or enforceability of any other provision of this Agreement.
2. ASSIGNMENT OF RIGHTS BY ASSIGNOR
     Effective as of the date hereof, the Assignor hereby absolutely assigns and transfers to the Assignee:
(a)	subject as provided in Section 3(a) hereof, [all OR•% of all] of the Assignor’s right, title and interest in, to and under each of the outstanding Loans and other Obligations owing by the Borrower to the Assignor under the Credit Facility, as more particularly described in Exhibit A attached hereto; and

(b)	[all OR •%] of the Assignor’s Commitment, being U.S. $• of such Commitment (the “Assigned Commitment”);

together with all of the Assignor’s other rights under the Credit Agreement and the other Documents but only insofar as such other rights relate to (a) and (b) above (collectively, the “Assigned Interests”).
3. OUTSTANDING LIBOR LOANS AND ASSIGNOR BAs
(a)	The parties hereby acknowledge that, on the date hereof, Libor Loans and Bankers’ Acceptances accepted by the Assignor and each having terms to maturity ending on or after the date hereof may be outstanding (collectively, the “Outstanding Libor Loans and Assignor BAs”). Notwithstanding any provision of the Credit Agreement or this Agreement, the Assignee shall have no right, title, benefit or interest in or to any Outstanding Libor Loans and Assignor BAs. The Assignee shall assume no liability or obligation to the Assignor in respect of such Outstanding Libor Loans and Assignor BAs, including in respect of the failure of the Borrower to reimburse the Assignor for any such Bankers’ Acceptances accepted by the Assignor on the maturity thereof or any fees or other amounts due in respect thereof.

(b)	From time to time, as the Outstanding Libor Loans and Assignor BAs mature and Rollovers and Conversions are made by the Borrower in respect thereof, the Assignee shall participate in the Loans effecting such Rollovers and Conversions to the full extent of its Assigned Commitment in its capacity as a Lender.
4. ASSUMPTION OF OBLIGATIONS BY ASSIGNEE
     The Assignee assumes and covenants and agrees to be responsible for all obligations relating to the Assigned Interests to the extent such obligations arise or accrue on or after the date hereof (collectively, the “Assumed Obligations”) and agrees that it will be bound by the Credit Agreement and the other Documents to the extent of the Assumed Obligations as fully as if it had been an original party to the Credit Agreement.
5. CREDIT AGREEMENT REFERENCES; NOTICES
    Effective as of the date hereof:
(a)	the Assignee shall be a Lender for all purposes of the Credit Agreement and the other Documents and all references therein to “Lenders” or “a Lender” shall be deemed to include the Assignee;

(b)	the Commitment of the Assignee shall be the Assigned Commitment and all references in the Credit Agreement to “Commitment” of the Assignee shall be deemed to be to the Assigned Commitment;

(c)	any demand, notice or communication to be given to the Assignee in accordance with section 14.3 of the Credit Agreement shall be made or given to the following address or facsimile number (until the Assignee otherwise gives notice in accordance with such section 14.3): •; and

(d)	Schedule A to the Credit Agreement shall be deemed to be and is hereby amended to the extent necessary to give effect to the assignment of the Assigned Commitment contemplated hereby and to give effect to Sections 5(a), 5(b) and 5(c) hereof.
6. THE AGENT
     Without in any way limiting the provisions of Section 4 hereof, the Assignee irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the provisions of the Credit Agreement.
7. NO ENTITLEMENT TO PRIOR INTEREST OR OTHER FEES
     Except as otherwise agreed in writing between the Assignor and the Assignee, notwithstanding any provision of the Credit Agreement or other Documents or any other provision of this Agreement, the Assignee shall have no right, title or interest in or to any interest or fees paid or to be paid to the Assignor under, pursuant to or in respect of:
(a)	the fees paid to the Assignor in respect of the establishment of the Credit Facility;

(b)	[the fees payable to the Agent pursuant to section 5.7 of the Credit Agreement;] or [Note: Section 7(b) to be inserted for any assignment by the Lender which is also acting as the Agent.]

(c)	the Loans, the Credit Facility or the Credit Agreement for any period of time or in respect of any event or circumstance prior to the date hereof, including, without limitation, any standby fees pursuant to section 5.6 of the Credit Agreement.
8. CONSENT OF AGENT
     The Agent hereby consents to the assignment of the Assigned Interests to the Assignee and the assumption of the Assumed Obligations by the Assignee and agrees to recognize the Assignee as a Lender under the Credit Agreement as fully as if the Assignee had been an original party to the Credit Agreement. The Agent agrees that the Assignor shall have no further liability or obligation in respect of the Assumed Obligations.
9. REPRESENTATIONS AND WARRANTIES
     Each of the parties hereby represents and warrants to the other parties as follows:
(a)	it is duly incorporated and validly subsisting under the laws of its governing jurisdiction;

(b)	it has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under the Credit Agreement and the other Documents;

(c)	the execution, delivery, observance and performance on its part of this Agreement has been duly authorized by all necessary corporate and other action and this Agreement constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms; and

(d)	all Governmental Authorizations, if any, required for the execution, delivery, observance and performance by it of this Agreement, the Credit Agreement and the other Documents have been obtained and remain in full force and effect, all conditions have been duly complied with and no action by, and no notice to or other filing or registration with any Governmental Authority is required for such execution, delivery, observance or performance.
          The Assignor represents and warrants to the Assignee that it has the right to sell to the Assignee the Assigned Interests and that the same are free and clear of all Liens. The Assignor also represents and warrants to the Assignee that it has not received written notice of any Default or Event of Default having occurred under the Credit Agreement which is continuing.
          The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and notwithstanding any examinations or investigations which may be made by the parties or their respective legal counsel.
          Except as expressly provided herein, the Assignee confirms that this Agreement is entered into by the Assignee without any representations or warranties by the Assignor or the Agent on any matter whatsoever, including, without limitation, on the effectiveness, validity, legality, enforceability, adequacy or completeness of the Credit Agreement or any Document delivered pursuant thereto or in connection therewith or any of the terms, covenants and conditions therein or on the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.
10. ASSIGNEE CREDIT DECISION
     The Assignee acknowledges to the Assignor and the Agent that the Assignee has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries, all of the matters and transactions contemplated herein and in the Credit Agreement and other Documents and all other matters incidental to the Credit Agreement and the other Documents. The Assignee confirms with the Assignor and the Agent that it does not rely, and it will not hereafter rely, on the Agent or the Assignor:
(a)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, any Subsidiary or any other person under or in connection with the Credit Agreement and other Documents or the transactions therein contemplated (whether or not such information has been or is hereafter distributed to the Assignee by the Agent); or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower and its Subsidiaries.

The Assignee acknowledges that a copy of the Credit Agreement (including a copy of the Schedules) has been made available to it for review and further acknowledges and agrees that it has received copies of such other Documents and such other information that it has requested for the purposes of its investigation and analysis of all matters related to this Agreement, the Credit Agreement, the other Documents and the transactions contemplated hereby and thereby. The Assignee acknowledges that it is satisfied with the form and substance of the Credit Agreement and the other Documents.
11. PAYMENTS
     The Assignor and the Assignee acknowledge and agree that all payments under the Credit Agreement in respect of the Assigned Interests from and after the date hereof received by the Agent on or after the date hereof shall be the property of the Assignee and the Agent shall be entitled to treat the Assignee as solely entitled thereto.
12. AMENDMENTS AND WAIVERS
     Any amendment or modification or waiver of any right under any provision of this Agreement shall be in writing (in the case of an amendment or modification, signed by the parties) and any such waiver shall be effective only for the specific purpose for which given and for the specific time period, if any, contemplated therein. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach.
13. GENERAL PROVISIONS
(a)	The parties hereto shall from time to time and at all times do all such further acts and things and execute and deliver all such documents as are required in order to fully perform and carry out the terms of this Agreement.

(b)	The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

(c)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one full set of counterparts.
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by its duly authorized representative(s) as of the date first above written.

•, as Assignor

Per:

•

Per:

•

•, as Assignee

Per:

•

Per:

•

THE BANK OF NOVA SCOTIA, in its capacity as Agent

Per:

•

Per:

•

Borrower’s Acknowledgement and Consent to Assignment:
With respect to the foregoing Lender Assignment Agreement, and as of the date thereof, the Borrower does hereby:
(a)	acknowledge and consent to the assignment of the Assigned Interests to the Assignee and the assumption of the Assumed Obligations by the Assignee;

(b)	agree to recognize the Assignee as a Lender under the Credit Agreement as fully as if the Assignee had been an original party to the Credit Agreement; and

(c)	agree that the Assignor shall have no further liability or obligation in respect of the Assumed Obligations.

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:

•

Per:

•

SCHEDULE C
COMPLIANCE CERTIFICATE

TO:	The Bank of Nova Scotia, in its capacity as agent of the Lenders (the “Agent”)

AND TO:	Each of the Lenders
1.	Reference is made to the credit agreement made as of May 29, 2008 between Potash Corporation of Saskatchewan Inc., as Borrower, The Bank of Nova Scotia, Royal Bank of Canada and Bank of Montreal and the other persons who are or may become party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement.

2.	This Compliance Certificate is delivered to the Agent pursuant to Section 9.1(a)(iv) of the Credit Agreement.

3.	The undersigned, [name], [title] of the Borrower, hereby certifies that, as of the date of this Compliance Certificate, I have made or caused to be made such investigations as are necessary or appropriate for the purposes of this Compliance Certificate and:
(a)	as at the end of the aforementioned [Fiscal Quarter OR Fiscal Year], the ratio of Long Term Debt as at the last day of such period to EBITDA for the four consecutive Fiscal Quarters ending on such day was [•]:1.0;

(b)	as at the end of the aforementioned [Fiscal Quarter OR Fiscal Year], the ratio of Debt to Capital was [•]:1.0; and

(c)	as at the end of the aforementioned [Fiscal Quarter OR Fiscal Year], the Tangible Net Worth of the Borrower was U.S. $[•].
          I give this Compliance Certificate on behalf of the Borrower and in my capacity as the [title] of the Borrower, and no personal liability is created against or assumed by me in the giving of this Certificate.
          Dated at [•], this [•] day of [•], [•]

Name:
Title:

SCHEDULE D
CONVERSION NOTICE

TO:	The Bank of Nova Scotia, in its capacity as agent of the Lenders (the “Agent”)

DATE:
1.	This Conversion Notice is delivered to you pursuant to the terms and conditions of the Credit Agreement made as of May 29, 2008 between Potash Corporation of Saskatchewan Inc., as Borrower, The Bank of Nova Scotia, Royal Bank of Canada, Bank of Montreal and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Conversion Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Conversion as follows:
(a)	Conversion Date:

(b)	Conversion of the following Loans under the Credit Facility:
(i)	Type of Loan:

(ii)	Amount being converted (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

(iii)	Interest Period maturity (for Libor Loans and Bankers’ Acceptances): ___

INTO the following Loan:

(iv)	Type of Loan:

(v)	Interest Period (specify term of Libor Loans or Bankers’ Acceptances): ___

(c)	Payment, delivery or issuance instructions (if any):

Yours very truly,

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:

Name:
Title:

Per:

Name:
Title:

SCHEDULE E
DRAWDOWN NOTICE

TO:	The Bank of Nova Scotia, in its capacity as agent of the Lenders (the “Agent”)

DATE:
1.	This Drawdown Notice is delivered to you pursuant to the terms and conditions of the Credit Agreement made as of May 29, 2008 between Potash Corporation of Saskatchewan Inc., as Borrower, The Bank of Nova Scotia, Royal Bank of Canada, Bank of Montreal and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Drawdown Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Drawdown as follows:
(a)	Drawdown Date:

(b)	Amount of Drawdown (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

(c)	Type of Loan:

(d)	Interest Period (specify term for Libor Loans and Bankers’ Acceptances):

(e)	Payment, delivery or issuance instructions (if any):

Yours very truly,

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE F
REPAYMENT NOTICE

TO:	The Bank of Nova Scotia, in its capacity as agent of the Lenders (the “Agent”)

DATE:
1.	This Repayment Notice is delivered to you pursuant to the terms and conditions of the Credit Agreement made as of May 29, 2008 between Potash Corporation of Saskatchewan Inc., as Borrower, The Bank of Nova Scotia, Royal Bank of Canada, Bank of Montreal and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Repayment Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby gives notice of a repayment as follows:
(a)	Date of repayment:

(b)	Loan(s):

(c)	Interest Period maturity (specify for Libor Loans and Bankers’ Acceptances):

(d)	Amount being repaid (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

(e)	Repayment instructions (if any):

Yours very truly,

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE G
ROLLOVER NOTICE

TO:	The Bank of Nova Scotia, in its capacity as agent of the Lenders (the “Agent”)

DATE:
1.	This Rollover Notice is delivered to you pursuant to the terms and conditions of the Credit Agreement made as of May 29, 2008 between Potash Corporation of Saskatchewan Inc., as Borrower, The Bank of Nova Scotia, Royal Bank of Canada, Bank of Montreal and the other persons party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Rollover Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Rollover as follows:
(a)	Rollover Date:

(b)	Amount of Rollover:

(c)	Type of Loan (specify aggregate face amount at maturity in the case of Bankers’ Acceptances):

(d)	New Interest Period (specify term of Libor Loans and Bankers’ Acceptances):

(e)	Payment, delivery or issuance instructions (if any):

Yours very truly,

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:
Name:
Title:

Per:
Name:
Title: